UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
Ciena Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 23, 2011

To the stockholders of Ciena Corporation:

The 2011 Annual Meeting of Stockholders of Ciena Corporation will be held at The Westin Baltimore Washington Airport — BWI, located at 1110 Old Elkridge Landing Road, Linthicum, Maryland, on Wednesday, March 23, 2011 at 3:00 p.m. local time for the following purposes:

1.	To elect three members of the Board of Directors from the nominees named in the attached proxy statement to serve as Class II directors for three-year terms ending in 2014, or until their respective successors are elected and qualified;

2.	To approve an increase in the number of shares of our common stock that may be issued upon the conversion of our outstanding 4.0% Convertible Senior Notes due 2015;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2011;

4.	To hold an advisory vote on our executive compensation, as described in these proxy materials;

5.	To hold an advisory vote on the frequency of stockholder advisory votes on our executive compensation in the future; and

6.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the proxy statement accompanying this notice.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

As a stockholder of Ciena, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. Stockholders may listen to a webcast of the Annual Meeting by following the instructions that will be available in the “Investors” section of our website at www.ciena.com.

By Order of the Board of Directors,

David M. Rothenstein
Secretary

Linthicum, Maryland
[          ], 2011

TABLE OF CONTENTS

Section	Page

General Information About the Annual Meeting and Voting	1
Proposal No. 1 — Election of Class II Directors	5
General	5
Director Qualifications	5
Information Regarding Nominees and Continuing Directors	5
Proposal No. 1 — Recommendation of the Board of Directors	9
Corporate Governance and the Board of Directors	10
Independent Directors	10
Communicating with the Board of Directors	10
Codes of Ethics	10
Principles of Corporate Governance, Bylaws and Other Governance Documents	11
Board Leadership Structure	12
Board Oversight of Risk	12
Committees of the Board of Directors and Meetings	13
Compensation Committee Interlocks and Insider Participation	15
Director Compensation	16
Fiscal 2010 Board Compensation	16
Director Compensation Table	17
Outstanding Equity Awards for Directors at Fiscal Year End	18
Directors’ Restricted Stock Deferral Plan	18
Proposal No. 2 — Increase in the Number of Shares of Common Stock That May Be Issued Upon the Conversion of Our Outstanding 4.0% Convertible Senior Notes Due 2015	19
Summary	19
Background	19
Proposal No. 2 — Recommendation of the Board of Directors	21
Proposal No. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm	22
General	22
Proposal No. 3 — Recommendation of the Board of Directors	22
Relationship with Independent Registered Public Accounting Firm	22
Audit Committee Report	23
Ownership of Securities	25
Risk Assessment of Compensation Practices	27
Compensation Discussion and Analysis	28
Compensation Committee Report on Executive Compensation	44
Executive Compensation Tables	45
Summary Compensation Table	45
Grants of Plan-Based Awards	46
Outstanding Equity Awards at Fiscal Year-End	48
Option Exercises and Stock Vested	50
Potential Payments Upon Termination or Change in Control	50
Proposal No. 4 — An Advisory Vote Approving Our Executive Compensation	55
Proposal No. 4 — Recommendation of the Board of Directors	57
Proposal No. 5 — An Advisory Vote Approving Frequency of Stockholders’ Advisory Vote on Our Executive Compensation	57
Proposal No. 5 — Recommendation of the Board of Directors	58
Policy for Related Person Transactions	58
Equity Compensation Plan Information	59
Stockholder Proposals for 2012 Annual Meeting	59
Section 16(a) Beneficial Ownership Reporting Compliance	60
Annual Report on Form 10-K	60
Householding of Proxy Materials	61
Directions to Annual Meeting	61

i

CIENA CORPORATION
1201 WINTERSON ROAD
LINTHICUM, MARYLAND 21090

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 23, 2011

Our Board of Directors has made these proxy materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2011 Annual Meeting. The Annual Meeting will be held at The Westin Baltimore Washington Airport — BWI, located at 1110 Old Elkridge Landing Road, Linthicum, Maryland, on Wednesday, March 23, 2011 at 3:00 p.m. local time, or at any adjournment thereof. We mailed our Notice of Internet Availability of Proxy Materials to each stockholder entitled to vote at the Annual Meeting on or about February [  ], 2011.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board of Directors has set [          ], 2011 as the record date for the Annual Meeting. If you were the owner of Ciena common stock at the close of business on [          ], 2011, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date.

A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 1201 Winterson Road, Linthicum, Maryland 21090, and at the time and place of the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of common stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a “quorum.” On the record date, there were [          ] shares of Ciena common stock outstanding. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or properly submit your proxy prior to the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of three Class II directors to the Board of Directors for three-year terms ending in 2014, or until their respective successors are elected and qualified;

•	an increase in the number of shares of our common stock that may be issued upon the conversion of our 4.0% Convertible Senior Notes due 2015;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2011;

•	an advisory vote on our executive compensation, as described in these proxy materials; and

•	an advisory vote on the frequency of future stockholders’ advisory votes on our executive compensation.

How will voting on any business not described in this proxy statement be conducted?

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the election of the three Class II nominees named in this proxy statement;

•	“FOR” an increase in the number of shares of our common stock that may be issued upon the conversion of our outstanding 4.0% Convertible Senior Notes due 2015;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

•	“FOR” the advisory vote on our executive compensation; and

•	“EVERY THREE YEARS” relating to the advisory vote regarding frequency of stockholders’ advisory vote on executive compensation.

How many votes are required to approve each proposal?

In the case of an uncontested election, our bylaws require that each director be elected by the vote of a majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, “a majority of the votes cast” means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. For more information regarding the Board’s required procedures and disclosures associated with this majority vote standard, please see “Majority Vote Standard in Director Elections” in the “Corporate Governance and the Board of Directors” section below. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), directors will be elected by plurality vote.

Approval of proposals 2-4 each require the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on these proposals. For proposal 5, the advisory vote on the frequency of stockholder advisory votes on our executive compensation in the future, there is no applicable voting standard. The Board intends to review the results for each voting alternative in proposal 5 in making its determination on the frequency of the stockholder advisory vote on our executive compensation in the future.

How are votes counted?

With regard to proposals 1-4 set forth in this proxy statement to be presented at the Annual Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” You may vote “EVERY YEAR”, “EVERY TWO YEARS”, “EVERY THREE YEARS” or “ABSTAIN” for proposal 5. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will not count as a vote “FOR” or “AGAINST” the proposals at the Annual Meeting and will have no effect on the outcome of the election of our directors in an uncontested election or the outcome of the vote on the remaining proposals.

What are broker non-votes and how are they counted at the Annual Meeting?

Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain routine items but not on other items. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote on the remaining proposals.

What is the difference between holding shares as a “stockholder of record” and as a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote my shares without attending the Annual Meeting?

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Annual Meeting in person.

If you are a stockholder of record, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are officers of Ciena. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted by the proxy holders in accordance with the recommendations of the Board of Directors set forth above.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by telephone or Internet, or by returning a proxy card following your request of printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, attend the Annual Meeting. If you are a stockholder of record, you may vote in person by marking and signing the ballot to be provided at the Annual Meeting. If you hold your shares in “street name,” you must first obtain a proxy in your name from your bank, broker or other stockholder of record in order to vote by ballot at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a Notice for each account. To ensure that all of your shares in each account are voted, you must vote in accordance with the Notice you receive for each account.

May I revoke my proxy and change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your proxy by submitting a written notice of revocation to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. You may also revoke your proxy by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing at that time that your prior proxy be revoked.

What happens if additional matters are presented at the meeting?

Management knows of no matters to be presented for action at the Annual Meeting other than those mentioned in this proxy statement and the deadline under our bylaws for stockholder proposals and director nominations has passed. However, if any additional matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Ciena. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote for such other candidate or candidates as may be nominated by the Board of Directors.

Will the Annual Meeting be webcast?

Yes. The Annual Meeting will be webcast live. You can access it by following the instructions in the “Investors” section of our website at www.ciena.com. The webcast will enable you to listen only. You will not be able to ask questions. The Annual Meeting audio webcast will be available on our website for a period of time after the meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and will be subsequently published by us by the filing of a current report on Form 8-K with the SEC shortly following our Annual Meeting. This filing will be available on our website at www.ciena.com.

Who is soliciting my vote and who will bear the cost of this solicitation?

Our Board of Directors is making this solicitation and Ciena will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have engaged Alliance Advisors as our proxy solicitor to help us solicit proxies for a fee of $9,500, plus reasonable out of pocket expense. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of Ciena common stock, and normal handling charges may be paid for such forwarding service. Officers and other Ciena employees, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, via the Internet, personal interview or telephone.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

General

Our Board of Directors currently consists of nine directors and is divided into three classes, each consisting of three directors. Each class of our Board of Directors serves a staggered three-year term. Class II, whose term expires at the Annual Meeting, consists of Harvey B. Cash, Judith M. O’Brien and Gary B. Smith.

At the Annual Meeting, three directors will be elected to fill positions in Class II. Mr. Cash, Ms. O’Brien and Mr. Smith, each of whom is a current Class II director, are the nominees for election at the Annual Meeting. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Governance and Nominations Committee and has been approved by the Board of Directors. Each of the nominees for Class II, if elected, will serve for a three-year term expiring at the 2014 Annual Meeting, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal from the Board.

Director Qualifications

The Governance and Nominations Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board of Directors, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Governance and Nominations Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Governance and Nominations Committee seeks to assure that the Board of Directors is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to Ciena’s business. This diversity of background and experience includes ensuring that the Board includes individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of The NASDAQ Stock Market and the SEC, such as the requirements to have a majority of independent directors and an audit committee financial expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Governance and Nominations Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance and Nominations Committee evaluates his or her performance to determine suitability for continued service, taking into consideration, among other things, each director’s contributions to the Board, the value of the continuity of their service, and the individual’s familiarity with Ciena’s business, operations or markets.

Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board of Directors will be voted by the proxy holders for the election of any other person or persons as the Board of Directors may recommend, or our Board of Directors, at its option, may further reduce the number of directors that constitute the entire Board of Directors.

Information Regarding Nominees and Continuing Directors

Information for each person nominated for election as a Class II director at the Annual Meeting, including age, term of office and business experience, including directorships during the past five years, as well as for each director continuing service on the Board, is set forth below. In addition, for each person, we have included information regarding the business or other experience, qualifications, attributes or skills that factored into the determination by the Governance and Nominations Committee and by our Board of Directors that each such person should serve as a director on our Board.

Nominees for Election as Class II Directors with Terms Expiring in 2014

Harvey B. Cash	Mr. Cash, age 72, has served as a Director of Ciena since April 1994. Mr. Cash is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California, which he joined in 1985. Mr. Cash currently serves on the boards of directors of First Acceptance Corp., Silicon Laboratories, Inc. and Argonaut Group, Inc. and has previously served on the boards of directors of i2 Technologies, Inc., Voyence, Inc. and Staktek Holdings, Inc.

As a result of his tenure with Ciena, Mr. Cash has strong institutional knowledge of Ciena’s business and industry, which he is able to leverage in his capacity as Ciena’s lead outside director and as Chairperson of the Committee on Governance and Nominations. As a venture capital professional, Mr. Cash also brings to the Board expertise, deep experience and extensive relationships in the high technology sector in general, including the component and chip industries, and the telecommunications industry in particular. The Board believes that Mr. Cash’s experience in venture capital offers important insight into market conditions, strategic investments and emerging technologies.

Judith M. O’Brien	Ms. O’Brien, age 60, has served as a Director of Ciena since July 2000. Ms. O’Brien served as Executive Vice President and General Counsel of Obopay, Inc., a provider of mobile payment services, from November 2006 until December 31, 2010. From February 2001 until October 2006, Ms. O’Brien served as a Managing Director at Incubic Venture Fund, a venture capital firm. From August 1980 until February 2001, Ms. O’Brien was a lawyer with Wilson Sonsini Goodrich & Rosati, where, from February 1984 to February 2001, she was a partner specializing in corporate finance, mergers and acquisitions and general corporate matters. Ms. O’Brien has previously served on the board of directors of Adaptec, Inc.

As a result of her experience working in a private law firm focused on technology companies, and her service as a venture capital professional and as in-house general counsel, the Board believes that Ms. O’Brien provides an important perspective with respect to the overall technology sector and in identifying and assessing legal and regulatory risks. The Board benefits from Ms. O’Brien’s expertise in assessing and structuring strategic transactions, including capital raising opportunities, intellectual property matters, acquisitions, joint ventures and strategic alliances. Ms. O’Brien also brings extensive knowledge and experience in the areas of executive compensation and corporate governance to her service as Chairperson of the Compensation Committee and her membership on the Governance and Nominations Committee.

Gary B. Smith	Mr. Smith, age 50, joined Ciena in 1997 and has served as President and Chief Executive Officer since May 2001. Mr. Smith has served on Ciena’s Board of Directors since October 2000. Prior to his current role, his positions with Ciena included Chief Operating Officer, and Senior Vice President, Worldwide Sales. Mr. Smith previously served as Vice President of Sales and Marketing for INTELSAT and Cray Communications, Inc. Mr. Smith also serves on the board of directors for CommVault Systems, Inc. Mr. Smith also serves as a member of the President’s National Security Telecommunications Advisory Committee (NSTAC), the Global Information Infrastructure Commission and the Center for Corporate Innovation (CCI).

As the Chief Executive Officer of Ciena, Mr. Smith brings his leadership skills, industry experience and comprehensive knowledge of Ciena’s business, financial position, and operations to Board deliberations. Having led the company for nine years, Mr. Smith offers the Board a unique perspective on the strategic and operational challenges and opportunities faced by Ciena. With almost 30 years of experience in the telecommunications industry, during which time he has lived and worked on four continents, Mr. Smith’s global industry sales and marketing experience also provide the Board an important perspective into Ciena’s markets and business and selling strategies.

Class I Directors with Terms Expiring in 2013

Lawton W. Fitt	Ms. Fitt, age 57, has served as a director of Ciena since November 2000. From October 2002 to March 2005, Ms. Fitt served as Director of the Royal Academy of Arts in London. From 1979 to October 2002, Ms. Fitt was an investment banker with Goldman Sachs & Co., where she was a partner from 1994 to October 2002, and a managing director from 1996 to October 2002. In addition to her service as a director of non-profit organizations, Ms. Fitt currently serves on the boards of directors of Thomson Reuters and The Progressive Corporation, and has previously served on the board of directors of Overture Acquisition Corporation and Frontier Communications Company.

The Board believes that Ms. Fitt’s substantial investment banking experience and expertise in structuring and negotiating acquisition and financing transactions, together with her understanding of the capital markets, are a significant asset to the Board. Ms. Fitt brings a strong financial background to her service as Chairperson of the Audit Committee along with significant experience in the areas of raising capital, financial oversight and risk analysis. The Board also believes it benefits from Ms. Fitt’s previous executive management experience and her service as a director and member of the audit committee of other companies.

Patrick H. Nettles, Ph.D	Dr. Nettles, age 67, has served as a director of Ciena since April 1994 and as Executive Chairman of the Board of Directors of Ciena since May 2001. From October 2000 to May 2001, Dr. Nettles was Chairman of the Board and Chief Executive Officer of Ciena, and he was President and Chief Executive Officer from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology and serves on the boards of directors of Axcelis Technologies, Inc. and The Progressive Corporation. Dr. Nettles also serves on the board of directors of Optiwind Corp., a privately held company, and has previously served on the board of directors of Apptrigger, Inc., formerly known as Carrius Technologies, Inc.

As a founder and former Chief Executive Officer of Ciena, the Board believes that Dr. Nettles provides significant institutional and industry knowledge and provides key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. The Board believes that Dr. Nettles’ executive management experience with Ciena, along with his operational management experience and technical expertise, provide the Board a unique perspective and enable him to make significant contributions to the Board. The Board also benefits from Dr. Nettles’ experience as a public company director.

Michael J. Rowny	Mr. Rowny, age 60, has served as a director of Ciena since August 2004. Mr. Rowny has been Chairman of Rowny Capital, a private equity firm, since 1999. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications in positions including President and Chief Executive Officer of MCI’s International Ventures, Alliances and Correspondent Group, acting Chief Financial Officer, Senior Vice President of Finance, and Treasurer. Mr. Rowny’s career in business and government has also included positions as Chairman and Chief Executive Officer of the Ransohoff Company, Chief Executive Officer of Hermitage Holding Company, Executive Vice President and Chief Financial Officer of ICF Kaiser International, Inc., Vice President of the Bendix Corporation, and Deputy Staff Director of The White House. Mr. Rowny currently serves on the board of directors of Neustar, Inc. and has previously served on the boards of directors of Llamagraphics, Inc. and Step 9 Software Corporation.

Serving in his role as the Audit Committee Financial Expert, the Board believes that Mr. Rowny provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight. In addition to his previous executive management and experience in international and telecommunications businesses, Mr. Rowny brings to the board a strong understanding of the capital markets, cash management practices and strategic business opportunities, including acquisitions and other investments. The Board also benefits from Mr. Rowny’s experience as a public company director.

Class III Directors with Terms Expiring in 2012

Patrick T. Gallagher	Mr. Gallagher, age 55, has served as a Director of Ciena since May 2009. Mr. Gallagher currently serves as Chairman of Ubiquisys Ltd., a leading developer and supplier of femtocells for the global 3G mobile wireless market. From January 2008 until February 2009, Mr. Gallagher was Chairman of Macro 4 plc, a global software solutions company, and from May 2006 until March 2008, served as Vice Chairman of Golden Telecom Inc., a leading facilities-based provider of integrated communications in Russia and the CIS. From 2003 until 2006, Mr. Gallagher was Executive Vice Chairman and served as Chief Executive Officer of FLAG Telecom Group and, prior to that role, held various senior management positions at British Telecom. Mr. Gallagher also serves on the boards of directors of Harmonic Inc. and Sollers JSC.

The Board believes that Mr. Gallagher’s extensive international business experience provides the Board expertise and an important perspective regarding international transactions and markets. His experience as a senior executive of major European telecommunications service providers offers the Board insight into carrier customer perspectives as well as industry opportunities, marketing and sales strategies and operational challenges outside of the United States. His industry knowledge and prior management expertise also provide the Board with significant industry knowledge and expertise in submarine and wireless network applications, strategic growth market opportunities for Ciena.

Stephen P. Bradley, Ph.D.	Professor Bradley, age 69, has served as a Director of Ciena since April 1998. Professor Bradley is the Baker Foundation Professor and William Ziegler Professor of Business Administration Emeritus at the Harvard Business School. A member of the Harvard faculty since 1968, Professor Bradley is also Chairman of Harvard’s Executive Program in Competition and Strategy: Building and Sustaining Competitive Advantage. Professor Bradley currently serves on the boards of directors of Transatlantic Reinsurance Holdings and the Risk Management Foundation of the Harvard Medical Institutions, and previously served on the boards of directors of i2 Technologies, Inc., Roadmaster Industries, Inc. and XcelleNet, Inc.

In addition to his institutional knowledge of Ciena, the Board believes that Professor Bradley’s academic experience and his exposure to a wide variety of public companies and their corporate strategies provides a valuable perspective in Board deliberations. This insight is particularly useful in the areas of strategic and long-term business planning and competitive strategy with which he has expertise. Professor Bradley’s experience at Harvard Business School also provides the Board with a helpful point of view on corporate governance changes affecting public companies and director education.

Bruce L. Claflin	Mr. Claflin, age 59, has served as a Director of Ciena since August 2006. Mr. Claflin served as President and Chief Executive Officer of 3Com Corporation from January 2001 until his retirement in February 2006. Mr. Claflin joined 3Com as President and Chief Operating Officer in August 1998. Prior to 3Com, Mr. Claflin served as Senior Vice President and General Manager, Sales and Marketing, for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide research and development, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin also serves on the board of directors of Advanced Micro Devices (AMD) where he is currently Chairman of the Board.

The Board believes that Mr. Claflin’s prior service as a Chief Executive Officer of a technology company in an adjacent industry provides the Board with a high level of expertise and experience in the operations of a global, high technology company. In addition to his strategic insights, Mr. Claflin brings to the Board his previous management and oversight experience relating to sales, marketing, research and development, supply chain management and manufacturing. Mr. Claflin also brings to the Board experience in international business transactions, risk management, executive compensation and a business-oriented approach to resolving operational challenges. The Board also benefits from Mr. Claflin’s service as Chairman of the Board of a public technology company.

Proposal No. 1 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the election of the three Class II nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Ciena has adopted a number of policies and practices, some of which are described below, that highlight its commitment to sound corporate governance principles. Ciena also maintains a corporate governance page on its website that includes additional information and copies of its bylaws, as well as the codes of conduct, governance principles, Audit Committee charter, Compensation Committee charter and Governance and Nominations Committee charter. The corporate governance page can be found by clicking on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

Independent Directors

In accordance with the current listing standards of The NASDAQ Stock Market, the Board of Directors, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board of Directors has determined that, with the exception of Dr. Nettles and Mr. Smith, both of whom are employees of Ciena, all of its members are “independent directors,” using the definition of that term in the listing standards of The NASDAQ Stock Market. Also, all members of the Board’s standing Audit, Compensation and Governance and Nominations Committees, more fully described below, are independent directors.

Communicating with the Board of Directors

The Board of Directors has adopted a procedure for receiving and addressing communications from stockholders. Stockholders may send written communications to the entire Board of Directors, to the independent directors serving on the Board, or to any of the Board’s committees, by addressing communications to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. Communication by e-mail should be addressed to ir@ciena.com and marked “Attention: Corporate Secretary” in the “Subject” field. Our General Counsel serves as Corporate Secretary and determines, in his discretion, whether the nature of the communication is such that it should be brought to the attention of the Board, the independent directors or one of the Board committees. As a general matter, the Corporate Secretary does not forward spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or offensive or inappropriate material. In assessing communications to the Board of Directors, the Corporate Secretary takes into account the source of the communication, including the number of shares held by the stockholder (if available), the relevance and reasonableness of the suggestions or ideas contained in the communication, and such other information as he deems relevant to a determination of the value of the information to the performance of the Board’s responsibilities. In case of doubt, the Corporate Secretary errs on the side of transmitting the communication to the directors.

Codes of Ethics

Ciena has adopted a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics reflects Ciena’s policy of dealing with all persons, including our customers, employees, investors, and suppliers, with honesty and integrity. All new employees are required to complete training on our Code of Business Conduct and Ethics and we conduct recurring training and periodic courses related to specific topics contained therein.

Ciena has also adopted a Code of Ethics for Senior Financial Officers that is specifically applicable to Ciena’s Chief Executive Officer, Chief Financial Officer and Controller. Its purpose is to promote honest and ethical conduct, and compliance with the law, particularly as it relates to the maintenance of Ciena’s financial records and the preparation of financial statements filed with the SEC. Our Code of Ethics for Senior Financial Officers complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act of 2002.

A copy of Ciena’s Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers can each be found on the “Corporate Governance” page of the “Investors” portion of our website at www.ciena.com. You may also obtain copies of these documents without charge by writing to: Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

Principles of Corporate Governance, Bylaws and Other Governance Documents

Our Board of Directors has adopted Principles of Corporate Governance and other corporate governance documents that supplement certain provisions of our bylaws and relate to, among other things, the composition, structure, interaction and operation of the Board of Directors. Some of the key governance features of our Principles of Corporate Governance, bylaws and other governance documents are summarized below.

Majority Vote Standard in Director Elections.  Ciena’s bylaws and Principles of Corporate Governance provide that, in the case of an uncontested election, each director be elected by the vote of a majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, “a majority of the votes cast” means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), however, directors will be elected by plurality vote.

As a condition of their nomination, incumbent directors and director nominees are required to submit to Ciena an irrevocable resignation that becomes effective only if (i) that person fails to receive a majority vote in an election; and (ii) the Board of Directors accepts his or her resignation. Should any director fail to receive a majority of the votes cast in an uncontested election, the Governance and Nominations Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken. No later than 90 days following the date of the certification of the election results, the Board of Directors will disclose its decision by press release and a Form 8-K filed with the SEC. The Board of Directors will provide a full explanation of the process by which the decision was reached and, if applicable, the rationale for rejecting the resignation. If a resignation is accepted by the Board, the Governance and Nominations Committee will recommend to the Board whether to fill the vacancy or to reduce the size of the Board of Directors.

Any director whose resignation is being considered is not permitted to participate in the recommendation of the Governance and Nominations Committee or the decision of the Board as to his or her resignation. If the resignations of a majority of the members of the Governance and Nominations Committee have become effective as a result of the voting, the remaining independent directors will appoint a special committee among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.

Selection of Board Members; Vacancies.  Ciena’s bylaws limit the term of office of any director elected by the Board of Directors to fill a vacancy, to a term that lasts until the first annual meeting following election.

Service on Other Boards of Directors.  Ciena’s Board of Directors believes that directors should not serve on more than four other boards of public companies in addition to our Board of Directors. In the event that a director wishes to join the board of directors of another public company in excess of the limit above, our Board, in its sole discretion, will determine whether service on the additional board of directors is likely to interfere with the performance of the director’s duties to Ciena, taking into account the individual, the nature of his or her other activities and such other factors or considerations as our Board of Directors deems relevant. In selecting nominees for membership, the Governance and Nominations Committee and the Board will take into account the other demands on the time of a candidate, and will avoid candidates whose other responsibilities might interfere with effective service on our Board of Directors.

Change in Principal Occupation of Director.  In some cases, when a director changes his or her principal occupation, the change may result in an increased workload, actual or apparent conflicts of interest, or other consequences that may affect his or her ability to continue to serve on Ciena’s Board of Directors. As a result, the Board of Directors has determined that when a director substantially changes his or her principal occupation, including by retirement, that director will tender his or her resignation to the Board of Directors. In considering the notice of resignation, the Governance and Nominations Committee will weigh such factors as it deems relevant and recommend to the Board of Directors whether the resignation should be accepted, and the Board will act promptly on the matter.

Stock Ownership Requirements.  In order to further align the interests of Ciena’s executive officers and directors with those of Ciena’s stockholders, and to illustrate and promote our commitment to sound corporate governance, during fiscal 2010 the Board of Directors adopted stock ownership guidelines for executive officers and revised stock ownership guidelines for outside directors. A summary of these guidelines is set forth in the “Compensation Discussion and Analysis” section below under the heading “Stock Ownership Guidelines.”

Committee Responsibilities.  The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominations Committee. Each committee meets regularly and has a written charter that is available on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com. At each regularly scheduled Board meeting, the chairperson or a member of each committee reports on any significant matters addressed by the committee.

Executive Sessions.  Our independent directors on the Board of Directors meet regularly in executive session without employee-directors or other executive officers present. The lead independent director presides at these meetings.

Outside Advisors.  The Board of Directors, and each of its standing committees, may retain outside advisors and consultants at its discretion and at Ciena’s expense. Management’s consent to retain outside advisors is not required.

Board Effectiveness.  To ensure that our Board of Directors and its committees are performing effectively and in the best interests of Ciena and its stockholders, the Board performs an annual assessment of itself, its Committees and each of its members.

Copies of our Principles of Corporate Governance and bylaws can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

Board Leadership Structure

Although our Board of Directors does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate, Ciena has separately maintained these positions since 2001. Separating the Executive Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership. Mr. Smith currently serves as Chief Executive Officer and Dr. Nettles, who previously served as Chief Executive Officer until Mr. Smith assumed that role in 2001, serves as Executive Chairman.

One of our independent Board members is elected to serve as lead independent director. The lead independent director is responsible for coordinating the activities of the other independent directors and has the authority to preside at all meetings of the Board of Directors at which the Executive Chairman is not present, including executive sessions of the independent directors. The lead independent director serves as principal liaison on Board-wide issues between the independent directors and the Executive Chairman, and approves meeting schedules and agendas and monitors the quality of information sent to the Board. The lead independent director may also recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by stockholders, when appropriate, the lead independent director will also be available for consultation and direct communication. Mr. Cash currently serves as Ciena’s lead independent director.

The Board believes its leadership structure is appropriate for Ciena. Through the role of the lead independent director, the independence of the Board’s committees, and the regular use of executive sessions of the independent directors, the Board is able to maintain independent oversight of our business strategies and activities. These features, together with the role and responsibilities of the lead independent director described above, work to ensure a full and free discussion of issues important to Ciena. At the same time, the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Dr. Nettles brings to the role of Executive Chairman.

Board Oversight of Risk

The Board of Directors believes that risk management is an important part of establishing, updating and executing on Ciena’s business strategy. The Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the company. The Board focuses its oversight on the most significant risks facing the company and on its processes to identify, prioritize, assess, manage and mitigate those risks. The Board and its committees receive regular reports from members of senior management on areas of material risk to the company, including strategic, operational, financial, legal and regulatory risks. While the Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the company.

The Audit Committee as part of its responsibilities oversees the management of financial risks, including but not limited to accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage, and cash investment strategy and results. The Audit Committee is also responsible for overseeing the management of risks relating to the performance of the company’s internal audit function and its independent registered public accounting firm, as well as the company’s systems of internal controls and disclosure controls and procedures. The Compensation Committee is responsible for overseeing the management of risks relating to the company’s executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Governance and Nominations Committee oversees the management of risks associated with the company’s overall compliance and corporate governance practices, and the independence, composition and compensation of the Board. Each of these committees provides regular reports to the full Board on at least a quarterly basis.

Committees of the Board of Directors and Meetings

During fiscal 2010, the Board of Directors held ten meetings. The three standing committees of the Board of Directors held meetings as follows:

•	the Audit Committee held nine meetings;

•	the Compensation Committee held ten meetings; and

•	the Governance and Nominations Committee held five meetings.

All of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which they served during fiscal 2010. Ciena encourages, but does not require, members of the Board of Directors to attend the Annual Meeting. Five members of the Board of Directors attended Ciena’s 2010 Annual Meeting.

Committee Composition

The table below details the composition of Ciena’s standing Board committees. Mr. Smith and Dr. Nettles do not serve on committees of the Board of Directors.

Governance and
	Audit	Compensation	Nominations
Director Name	Committee	Committee	Committee

Stephen P. Bradley, Ph.D.	X		X
Harvey B. Cash		X	Chairperson
Bruce L. Claflin	X	X
Lawton W. Fitt	Chairperson
Judith M. O’Brien		Chairperson	X
Michael J. Rowny	X
Patrick T. Gallagher	X

Audit Committee

The Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (“Exchange Act”). The Board of Directors has determined that each member of the Audit Committee meets the independence criteria established by the SEC under Rule 10A-3 under the Exchange Act and qualifies under the independence standards of The NASDAQ Stock Market. The Board of Directors has

determined that Mr. Rowny is an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Exchange Act.

Among its responsibilities, the Audit Committee appoints and establishes the compensation for Ciena’s independent registered public accounting firm, approves in advance all engagements with Ciena’s independent registered public accounting firm to perform audit and non-audit services, reviews and approves the procedures used by Ciena to prepare its periodic reports, reviews and approves Ciena’s critical accounting policies, discusses the plans and reviews results of the audit engagement with Ciena’s independent registered public accounting firm, reviews the independence of Ciena’s independent registered public accounting firm, and oversees Ciena’s internal audit function and Ciena’s accounting processes, including the adequacy of its internal controls over financial reporting. Ciena’s independent registered public accounting firm and internal audit department report directly to the Audit Committee. The Audit Committee also reviews and considers any related person transactions in accordance with our Policy on Related Person Transactions and applicable rules of The NASDAQ Stock Market.

Compensation Committee

The Compensation Committee has responsibility, authority and oversight relating to the development of Ciena’s overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies, and administers compensation plans for executive officers and non-executive employees. The Compensation Committee seeks to assure that our compensation practices promote stockholder interests and support our compensation objectives and philosophy. Ciena’s compensation program for executive officers focuses on addressing the following principal objectives:

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical objectives and the profitable growth of Ciena;

•	reward employees for individual and corporate performance; and

•	align executive compensation with stockholder interests.

In making compensation decisions, the Committee also seeks to promote teamwork among and high morale within our executive team.

The Compensation Committee determines the compensation of our executive officers. As part of this determination, the Compensation Committee annually evaluates the performance of our Chief Executive Officer and Executive Chairman, and considers evaluations by or recommendations from our Chief Executive Officer of the other executive officers. The Committee also receives information from its compensation consultant. The Committee reviews and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For detailed information regarding the Compensation Committee, its determination of the form and amount of compensation paid to our executive officers, including the “Named Executive Officers,” and Mr. Smith’s role in such determination, please see “Compensation Discussion and Analysis” below.

The members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and comply with the independence requirements of The NASDAQ Stock Market. The Compensation Committee’s charter permits the Committee to delegate authority to our Chief Executive Officer in connection with new hires, promotions and other discretionary awards. The Compensation Committee has delegated limited authority to Mr. Smith to make equity awards to employees who are not part of the executive leadership team, within certain parameters and guidelines applicable to, among other things, the size, terms and conditions of such awards. The Compensation Committee regularly reviews at its meetings quarterly and year-to-date grant activity pursuant to this delegated authority.

Compensation Consultant.  To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to compensation of our executive officers during fiscal 2010, the Committee engaged Compensia, Inc., a national compensation consulting firm. In establishing executive compensation for fiscal 2010, the Compensation Committee relied upon Compensia to:

•	assist in the selection of a group of peer companies;

•	provide information on compensation paid by peer companies to their executive officers;

•	provide survey data to supplement publicly available information on compensation paid by peer companies;

•	advise on alternative structures, forms of compensation and allocation considerations;

•	advise the Committee on appropriate levels of compensation for the Named Executive Officers and the other members of the executive leadership team; and

•	prepare “tally sheets” showing, for each executive officer, all elements of compensation received in previous fiscal years, equity grant detail, the projected value of vested and unvested awards outstanding, and a competitive assessment of compensation relative to a peer group.

Compensia was engaged exclusively by the Compensation Committee of the Board of Directors during fiscal 2010. In addition to its advisory work regarding executive compensation during fiscal 2010, Compensia was also engaged by the Committee to provide advice in connection with the Committee’s assessment of, and amendments to, Ciena’s change in control severance agreements; Ciena’s adoption of stock ownership guidelines; amendments to Ciena’s broad-based 2003 Employee Stock Purchase Plan; and the Committee’s review of the compensation risk assessment materials and Compensation Discussion and Analysis prepared by management. In order to assure Compensia’s continued independence and to avoid any actual or apparent conflict of interest, the Committee does not permit Ciena to engage Compensia to perform any services beyond those services provided to the Committee. The Committee has sole authority to retain or terminate Compensia as the Committee’s executive compensation consultant and to approve its fees and other terms of engagement. The Committee regularly, but not less than annually, considers the independence of Compensia and determines whether any related conflicts of interest require disclosure.

Governance and Nominations Committee

The Governance and Nominations Committee reviews, develops and makes recommendations regarding various aspects of the Board of Directors, including its size, composition, standing committees and practices. The Governance and Nominations Committee also reviews and implements corporate governance policies, practices and procedures. The Governance and Nominations Committee conducts an annual review of the performance of the Board of Directors and its individual members. The Governance and Nominations Committee is also responsible for making recommendations to the Board of Directors regarding the compensation, composition and independence of its non-employee members. The members of the Governance and Nominations Committee are all independent directors under applicable rules of The NASDAQ Stock Market.

It is the policy of the Governance and Nominations Committee to consider recommendations for nomination from any reasonable source, including Ciena’s officers, directors and stockholders. In considering these recommendations, the Governance and Nominations Committee utilizes the same standards described above, and considers the current size and composition of the Board, and the needs of the Board and its committees. When appropriate, the Governance and Nominations Committee may retain executive recruitment firms to assist in identifying suitable candidates. Stockholders who wish to recommend potential nominees may address their recommendations in writing to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. For a description of the process by which stockholders may nominate directors in accordance with our bylaws, please see “Stockholder Proposals for 2012 Annual Meeting” below.

Compensation Committee Interlocks and Insider Participation

Messrs. Cash and Claflin and Ms. O’Brien, who comprised the Compensation Committee as of the end of fiscal 2010, are independent directors and were not, at any time during fiscal 2010, or at any other time, officers or employees of Ciena. During fiscal 2010, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Ciena served.

DIRECTOR COMPENSATION

Our director compensation program is designed to attract and retain highly qualified, independent directors to represent stockholders on the Board of Directors and to act in their best interest. The Governance and Nominations Committee, which consists solely of independent directors, has primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board of Directors.

Our Board of Directors includes two Ciena executive officers: Dr. Nettles, who serves as Executive Chairman of the Board, and Gary Smith, who serves as Ciena’s President and Chief Executive Officer. As a Named Executive Officer, information regarding the determination of Mr. Smith’s compensation can be found in the “Compensation Discussion and Analysis” below. Mr. Smith does not receive compensation for his service as a director. Additional information regarding his compensation as an executive officer can be found in the “Executive Compensation Tables” below. Except as set forth in “Equity Compensation” below, Dr. Nettles does not receive compensation for his services as a director.

Fiscal 2010 Board Compensation

Compensation for the Board of Directors during fiscal 2010 was unchanged from the director compensation program established for fiscal 2009. Having conducted a comprehensive review during fiscal 2009, and giving consideration to the broader macroeconomic conditions, the Compensation Committee and the Governance and Nominations Committee determined not to revise Board compensation for fiscal 2010. A description of the process undertaken and factors considered in establishing compensation for the Board of Directors can be found in last year’s proxy statement.

Cash Compensation.  Our cash compensation program for non-employee directors for fiscal 2010 was as follows:

Amount
Cash Compensation	($)

Non-Employee Director Annual Retainer	$50,000
Lead Outside Director Annual Retainer	$10,000
Audit Committee Annual Retainer	$30,000 (Chairperson) $10,000 (other directors)
Compensation Committee Annual Retainer	$15,000 (Chairperson) $5,000 (other directors)
Governance and Nominations Committee Annual Retainer	$10,000 (Chairperson)
$4,000 (other directors)

Under this program, the Board of Directors does not pay meeting attendance fees unless the Board, or any standing Board committee, is required to hold an unusually high number of meetings. In the event that the Board or a standing Board committee holds more than ten meetings in a fiscal year, each non-employee director serving on that committee will be entitled to receive an additional $1,500 per meeting for the Chairperson, and $1,000 for other directors. In the event that the Board, or a standing Board committee, creates a special committee or subcommittee that holds more than three meetings in a fiscal year, each non-employee director serving on that committee or subcommittee will be entitled to receive an additional $1,000 per meeting.

We pay the retainer fees set forth above in quarterly installments. Meeting attendance fees, when applicable, are generally paid promptly following the end of the fiscal year, and directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Equity Compensation.  Our equity compensation program for non-employee directors and Dr. Nettles for fiscal 2010 was as follows:

Targeted Delivered Value
Equity Compensation	($)

Initial RSU Award Upon Election or Appointment	$100,000
Annual RSU Award — Non-Employee Directors	$100,000
Annual RSU Award — Executive Chairman of the Board	$100,000

Initial equity awards are made upon first election or appointment to the Board of Directors with the targeted delivered value prorated for the fiscal year based on date of election or appointment. Initial equity awards vest in equal annual installments over a three-year period from the date of grant. Annual equity awards are made on the date of each Annual Meeting of stockholders and vest in equal annual installments over a three-year period from the date of grant. The actual number of shares underlying RSU awards granted in order to achieve the applicable “targeted delivered value” is determined based on the average closing price of Ciena’s common stock over the 30-day period immediately prior to the date of the grant. Vesting of the RSU awards is subject to acceleration upon the director’s death, disability, retirement, or upon or in connection with a change in control of Ciena. Delivery of the shares upon vesting is subject to any applicable instruction provided by the director under the Directors’ Restricted Stock Deferral Plan described below.

Director Compensation Table

The following table and the accompanying footnotes describe the “total compensation” received by our non-employee directors and Dr. Nettles during fiscal 2010.

Director Compensation Table

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Patrick H. Nettles, Ph.D.	—	$117,935	—	$326,555	$444,490
Stephen P. Bradley, Ph.D.	$64,000	$117,935	—	—	$181,935
Harvey B. Cash	$75,000	$117,935	—	—	$192,935
Bruce L. Claflin	$65,000	$117,935	—	—	$182,935
Lawton W. Fitt	$80,000	$117,935	—	—	$197,935
Judith M. O’Brien	$69,000	$117,935	—	—	$186,935
Michael J. Rowny	$60,000	$117,935	—	—	$177,935
Patrick T. Gallagher	$60,000	$117,935	—	—	$177,935

(1)	Reflects the aggregate dollar amount of all cash compensation earned for service as a director, including the retainers and meeting attendance fees described in “Cash Compensation” above.

(2)	The amount set forth in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock unit awards granted during fiscal 2010, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if all of the shares underlying these awards were vested and delivered on the grant date. Each of these awards were granted under the under the 2008 Omnibus Incentive Plan (“2008 Plan”) and vest over a three-year period from the date of grant. The aggregate grant date fair values will likely vary from the actual amount ultimately realized by any director based on a number of factors, including the number of shares that ultimately vest, the effect of any deferral elections, the timing of any sale of shares, and the market price of our common stock. For information regarding the number of unvested restricted stock units held by each of the non-employee directors and Dr. Nettles as of the end of fiscal 2010, see the “Outstanding Equity Awards for Directors at Fiscal Year End” table below.

(3)	We have not granted stock options to our directors since fiscal 2006 and, as noted above, stock options are no longer part of our equity compensation program for directors. For information regarding the number of outstanding stock options held by each of the non-employee directors and Dr. Nettles as of the end of fiscal 2010, see the “Outstanding Equity Awards for Directors at Fiscal Year End” table below.

(4)	Non-employee directors do not receive any perquisites as part of their compensation. Dr. Nettles does not receive cash compensation for his service as a director and the amount reported reflects (a) his $300,000 annual base salary for service as an executive officer of Ciena, (b) the incremental expense of an insurance premium paid by Ciena for a supplemental executive long-term disability insurance policy held by Dr. Nettles, (c) the cost of tax preparation service reimbursement and related tax gross-up made available to executive officers; and (d) Section 401(k) plan matching contributions paid by Ciena and available to all full-time U.S. employees on the same terms.

Outstanding Equity Awards for Directors at Fiscal Year End

The following table sets forth, on an aggregate basis, information related to unexercised stock options and unvested RSU awards held by each of the non-employee directors and Dr. Nettles as of the end of fiscal 2010. We have not granted stock options to our non-employee directors since fiscal 2006. A significant portion of the stock options held by our directors and reported in the table below were “out-of-the-money,” based upon the $13.81 closing market price per share of Ciena common stock at the end of fiscal 2010.

Outstanding Equity Awards at Fiscal Year-End

	Unexercised Option Awards		Stock Awards
	Aggregate	Aggregate
	Number of	Number of	Aggregate
	Shares	Shares	Number of
	Underlying	Underlying	Unvested
	Exercisable	Unexercisable	Shares
	Options	Options	or Units
Name	(#)	(#)	(#)

Patrick H. Nettles, Ph.D.	150,755	—	16,901
Stephen P. Bradley, Ph.D.	27,570	—	16,901
Harvey B. Cash	27,570	—	16,901
Bruce L. Claflin	6,428	—	16,901
Lawton W. Fitt	37,336	—	16,901
Patrick T. Gallagher	—	—	11,470
Judith M. O’Brien	28,279	—	16,901
Michael J. Rowny	13,451	—	16,901

Directors’ Restricted Stock Deferral Plan

The Directors’ Restricted Stock Deferral Plan allows non-employee directors to defer receipt of all or a portion of the shares underlying RSU awards granted in connection with their service on the Board of Directors. Generally, deferral elections may only be made for awards to be granted in a subsequent calendar year. Directors can elect the amount deferred, the deferral period and the form of distribution of their shares. If a director elects to defer any portion of an award, upon the vesting of that award, we credit a stock account with the amount deferred. There are no other investment options under the plan and all accounts are distributed in shares of Ciena common stock. Distributions may be made in a lump sum or installments, as designated by the participating director, subject to early distribution of vested awards in a lump sum in the event of the participant’s death, termination of service, a change in control of Ciena or termination of the plan.

PROPOSAL NO. 2

INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK
THAT MAY BE ISSUED UPON THE CONVERSION OF OUR
OUTSTANDING 4.0% CONVERTIBLE SENIOR NOTES DUE 2015

Summary

In March 2010, we entered into an indenture with The Bank of New York Mellon, as trustee (the “Indenture”), pursuant to which we issued $375.0 million in aggregate principal amount of our 4.0% Convertible Senior Notes Due 2015 (the “Notes”). Under the Indenture, each Note may be converted prior to maturity at the option of the holder into shares of our common stock at the applicable “conversion rate” for each $1,000 in principal amount of Notes.

Under the listing requirements of The NASDAQ Global Select Market and NASDAQ Marketplace Rule 5635, we must obtain stockholder approval of any sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock outstanding or 20% or more of the voting power outstanding before such issuance for a price less than the greater of book or market value of the common stock at the time of such issuance. Based upon the initial conversion rate for the Notes — 49.0557 shares of common stock per $1,000 in principal amount — the shares that would be issued assuming the conversion of all Notes would not exceed this 20% limit. However, the Indenture provides that upon the occurrence of a “Make-whole Fundamental Change” transaction (as defined below), the applicable conversion rate will be increased. Depending upon the timing and consideration paid in such transaction, the increase in the conversion rate could potentially result in the issuance of shares in excess of the limit above if all of the Notes were converted. As a result, to maintain compliance with the listing requirement above and prohibit the issuance of shares in excess of the limitation, the Indenture provides that if any Notes are converted prior to obtaining the stockholder approval requested in this Proposal No. 2, we must make a cash payment to converting noteholders equal in value to the number of additional shares that would otherwise have been issued as a result of the Make-whole Fundamental Change adjustment. The Indenture further provides that if we obtain stockholder approval for the potential future issuance of these additional shares, we will no longer be required to make this cash payment and instead, noteholders would receive additional shares of common stock.

We are requesting that our stockholders approve the potential future issuance of additional shares resulting from the conversion of Notes at an increased conversion rate due to a Make-whole Fundamental Change transaction. Pursuant to the terms of the Indenture, we are required to submit this proposal to stockholders in accordance with The NASDAQ Global Select Market listing requirements. The Board of Directors unanimously recommends that our stockholders vote “FOR” this proposal.

Background

On March 15, 2010 we issued $375.0 million in aggregate principal amount of the Notes in a private placement to qualified institutional buyers in reliance on an exemption from registration under the Securities Act of 1933. The Notes are senior unsecured obligations under the Indenture and rank equally with all of our other existing and future senior unsecured debt. The Notes bear interest at the rate of 4.0% per annum from the date of issuance, payable semi-annually on March 15 and September 15. These interest payments commenced on September 15, 2010. The Notes will mature on March 15, 2015. For additional information regarding the Notes, please refer to our Current Report on Form 8-K as filed with the SEC on March 19, 2010 and the full text of the Indenture (which includes the form of Note as Exhibit A thereto) that is attached as Exhibit 4.1 to such Current Report on Form 8-K.

The net proceeds from the offering of the Notes were $364.3 million after deducting the placement agents’ fees and other fees and expenses. We used $243.8 million of the net proceeds of the offering to replace a previously existing contractual obligation to issue 6.0% senior convertible notes due 2017 as part of the aggregate purchase price for our acquisition of the optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business. We used the remaining net proceeds to reduce the amount of cash on hand to be used to fund the aggregate purchase price for the acquisition of the MEN business.

Under the Indenture, the Notes may be converted prior to maturity (unless earlier redeemed or repurchased) at the option of the holder into shares of our common stock at an initial conversion rate of 49.0557 shares of our common stock per $1,000 in principal amount of Notes, subject to adjustments customary for dilutive events. At this initial conversion rate, the conversion of all of the outstanding Notes would result in the issuance of 18,395,888 shares of our common stock. This issuance would comply with the limitation above as it is less than 20% of our common stock that was outstanding at the time we agreed to sell the Notes. Upon the occurrence of a Make-whole Fundamental Change transaction, we are required to increase the applicable conversion rate, as determined by the following table, which sets forth, for the corresponding period, the number of additional shares issuable per $1,000 in principal amount of Notes, subject to certain adjustments and restrictions as set forth in the Indenture:

	Stock Price ($)
Effective Date	$15.10	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$75.00	$85.00	$100.00

March 15, 2010	17.1694	9.6731	5.9762	3.9718	2.7707	1.9944	1.4629	1.0830	0.8027	0.5913	0.4297	0.2092	0.0785	0.0000
March 15, 2011	17.1694	9.2990	5.4869	3.5200	2.3947	1.6944	1.2277	0.9001	0.6612	0.4822	0.3459	0.1608	0.0519	0.0000
March 15, 2012	17.1694	8.6856	4.7612	2.8827	1.8855	1.3017	0.9297	0.6751	0.4917	0.3550	0.2508	0.1087	0.0253	0.0000
March 15, 2013	17.1694	7.6240	3.6435	1.9725	1.2027	0.8030	0.5669	0.4106	0.2983	0.2133	0.1473	0.0549	0.0022	0.0000
March 15, 2014	17.1694	5.6437	1.8439	0.7129	0.3725	0.2468	0.1809	0.1355	0.0998	0.0705	0.0457	0.0069	0.0000	0.0000
March 15, 2015	17.1694	0.9408	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 66.2251 per $1,000 principal amount of the Notes, subject to adjustments customary for dilutive events. The conversion rate assumes no other adjustments to the conversion rate. If the conversion rate were adjusted pursuant to another adjustment provision of the Indenture, such as customary adjustments for fundamental changes, stock dividends, stock splits and combinations, distribution of indebtedness, securities or assets, spin-offs, cash distributions, tender or exchange offers or repurchases, the conversion rate discussed above would have to be adjusted accordingly as required by the Indenture. As of the date of this Proxy Statement, there have been no adjustments to the initial conversion rate.

Prior to obtaining the stockholder approval requested by this Proposal No. 2, however, or if stockholder approval is not obtained, we are required, in lieu of issuing these additional shares, to make a cash payment to converting noteholders equal to the value of the number additional shares that we would otherwise be required to issue upon the Make-whole Fundamental Change adjustment. This requirement to issue cash in lieu of any additional shares may limit our flexibility to consider certain types of transactions in the future and may also negatively impact our liquidity and capital resources as we may be required to hold additional cash reserves to account for this potential future liability. If our stockholders approve this Proposal No. 2 and the issuance of the additional shares, we will no longer be required to make this cash payment. Instead, upon the occurrence of a Make-whole Fundamental Change, we would increase the conversion rate for the Notes to reflect this Make-whole Fundamental Change adjustment and issue common stock upon conversion as described above.

A “Make-whole Fundamental Change” means the occurrence of any of the following:

(1) any Person (as defined below) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock, entitling such Person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(2) we merge or consolidate with or into any other Person (other than one of our subsidiaries), another Person (other than one of our subsidiaries) merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another Person, other than any transaction:

a. that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock; or

b. which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(3) any time that the current members of our Board of Directors (as of the date of the Indenture) or the members appointed or nominated for election with the approval of a majority of our current Board of Directors (including a majority of our Directors that were serving at the time of such appointment, nomination or election on a committee of the Board of Directors that appointed or nominated for election or reelection such Board member) do not constitute a majority of our Board of Directors (or, if applicable, the Board of Directors of a successor Person to us);

other than any such transaction or event pursuant to which at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) consists of shares of capital stock traded on The NASDAQ Global Select Market, The NASDAQ Global Market, The New York Stock Exchange or another U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the Notes become convertible solely into such capital stock and such other consideration received in connection with such transaction or transactions. For purposes of the definition of “Make-whole Fundamental Change,” a “Person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

If stockholder approval is obtained, the number of shares of common stock that are potentially issuable through conversion of the Notes will increase. Such increase will potentially increase the dilution of our existing common stockholders’ ownership interests in us, through conversion of the Notes. As a comparison, under the initial conversion rate of 49.0557 shares per $1,000 in principal amount of the Notes, we may issue up to a total of 18,395,888 shares of common stock, which represents approximately 19.4% of the total number of shares of common stock outstanding as of January 1, 2011. If stockholder approval for this proposal is obtained, under the maximum conversion rate of 66.2251 shares per $1,000 in principal amount of the Notes, we may issue up to a total of 24,834,413 shares of common stock (assuming no other adjustments to the conversion price), which represents approximately 26.2% of the total number of shares of common stock outstanding as of January 1, 2011. The rights and privileges associated with the common stock potentially issuable through conversion of the Notes will be identical to the rights and privileges associated with the common stock held by our existing stockholders, including voting rights. Our common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of our common stock are, and the shares of common stock issuable upon conversion of the Notes will be, fully paid and non-assessable.

Prior to obtaining stockholder approval for the issuance of additional shares as provided for in this Proposal No. 2, a Make-whole Fundamental Change will be deemed to have occurred only upon the occurrence of a transaction or event that we approve or formally adopt a neutral position with respect thereto without revoking or modifying such position prior to the effective date of such transaction or event (regardless of whether any related transaction or event constitutes a Make-whole Fundamental Change). Unless we have obtained stockholder approval for the issuance of the additional shares for the Make-whole Fundamental Change adjustment, neither we nor our Board of Directors may take any action to directly or indirectly facilitate or participate in any such transaction or event without formally approving it or adopting a neutral position with respect thereto. Therefore, until stockholder approval for the issuance of the additional shares is obtained as provided for in this Proposal No. 2, this restriction may discourage potential transactions that our stockholders may consider favorable.

Proposal No. 2 — Recommendation of the Board of Directors

The Board of Directors unanimously recommends that our stockholders vote “FOR” the increase in the number of shares of common stock that may be issued upon the conversion of the Notes.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit Ciena’s consolidated financial statements for the fiscal year ending October 31, 2011, and is asking stockholders to ratify this appointment at the Annual Meeting.

PwC has audited our consolidated financial statements annually since Ciena’s incorporation in 1992. A representative of PwC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. In making its recommendation to the Board of Directors to select PwC as Ciena’s independent registered public accounting firm for fiscal 2011, the Audit Committee has considered whether the non-audit services provided by PwC are compatible with maintaining the independence of PwC. Information regarding fees billed by PwC for our 2009 and 2010 fiscal years is set forth under the heading “Relationship with Independent Registered Public Accounting Firm” below.

Our bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.

Proposal No. 3 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the current fiscal year.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the fees that PwC billed to Ciena for professional services rendered for fiscal years 2009 and 2010.

	Fiscal	Fiscal
Fee Category	2009	2010

Audit Fees	$1,994,993	$4,748,996
Audit-Related Fees	$189,606	$339,118
Tax Fees	$14,232	$23,408
All Other Fees	—	—

Total Fees	$2,198,831	$5,111,522

Audit Fees

This category of the table above includes fees for the integrated audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The preparation of Ciena’s audited financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by PwC of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting. Fiscal 2009 and 2010 audit fees reflect PwC’s integrated audit of our financial statements for those years. The increase in audit fees during fiscal 2010 reflects the completion of our acquisition of the MEN Business on March 19, 2010 and the resulting increase in the scale of our operations. Fiscal 2010 audit fees also include auditor services relating to two private placements of convertible notes.

Audit-Related Fees

This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” Fiscal 2010 audit-related fees include auditor services relating to various accounting consultations. Fiscal 2009 audit-related fees include auditor due diligence and related services associated with our acquisition of Nortel’s MEN Business.

Tax Fees

This category of the table above includes fees for tax compliance, tax advice and tax planning. Fiscal 2009 and fiscal 2010 fees relate to international value added tax (VAT) compliance services.

All Other Fees

This category of the table above includes fees for services provided by PwC that are not included in the service categories reported above. Ciena did not incur any such fees during fiscal 2009 or fiscal 2010.

Pre-Approval of Services

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), each year our independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee before the audit commences. Our independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

Each year, management also submits to the Audit Committee a list of non-audit services that it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of our registered public accounting firm and would be permissible under applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Our management and our independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by Ciena for those services.

To ensure prompt handling of unexpected matters, the Audit Committee has authorized its Chairperson to amend or modify the list of approved permissible non-audit services and fees. If the Chairperson exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

In compliance with the Audit Committee’s internal policy and auditor independence rules of the SEC, all audit and permissible non-audit services provided by PwC to Ciena for the fiscal years 2009 and 2010 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Ciena specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee oversees Ciena’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee meets with Ciena’s independent registered public accounting firm, PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations and Ciena’s financial reporting practices. The Audit Committee met with management periodically during fiscal 2010 to consider the adequacy of Ciena’s internal controls, and discussed these matters with PricewaterhouseCoopers LLP and Ciena senior management, finance and internal audit personnel. The Committee also discussed with senior management and PricewaterhouseCoopers LLP Ciena’s disclosure controls and procedures and the certifications by Ciena’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain filings with the SEC.

The Audit Committee has reviewed and discussed Ciena’s audited financial statements for fiscal 2010 with management and with PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding Pricewaterhouse Coopers LLP’s communications with the audit committee concerning independence and has discussed with Pricewaterhouse Coopers LLP its independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2010 be included in Ciena’s annual report on Form 10-K for fiscal 2010 for filing with the SEC.

Submitted by the members of the Audit Committee:

Lawton W. Fitt (Chairperson)
Stephen P. Bradley, Ph.D.
Bruce L. Claflin
Patrick T. Gallagher
Michael J. Rowny

OWNERSHIP OF SECURITIES

The following table sets forth, as of January 14, 2011, the beneficial ownership of Ciena’s common stock for the following persons:

•	all stockholders known by us to own beneficially more than 5% of our common stock;

•	our Chief Executive Officer and the other Named Executive Officers (as that term is defined in the “Executive Compensation Tables” below);

•	each of our directors; and

•	all of our directors and executive officers as a group.

Certain information in the table concerning beneficial owners other than our directors and executive officers is based on information contained in filings made by such beneficial owners with the SEC.

Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise or conversion of any stock option, restricted stock unit or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of January 14, 2011, there were 94,920,609 shares of Ciena common stock outstanding.

	Number		Beneficial	Percent of
	of Shares	Right to	Ownership	Outstanding
Name of Beneficial Owner	Owned(1)	Acquire(2)	Total(3)	Shares

5% or More Stockholders
Loomis Sayles & Co., L.P.(4)	10,500,545	—	10,545,545	11.1%
FMR LLC(5)	10,371,711	59,961	10,431,672	11.0%
Brookside Capital Funding Partners Fund, L.P.(6)	8,952,673	—	8,952,673	9.4%
BlackRock, Inc.(7)	4,772,691	—	4,772,691	5.0%
Directors & Named Executive Officers
Patrick H. Nettles, Ph.D.(8)	364,103	150,755	514,858	*
Gary B. Smith	151,793	509,399	661,192	*
James. E. Moylan, Jr.	114,531	27,708	142,239	*
Stephen B. Alexander(8)	81,314	264,557	345,871	*
Michael G. Aquino	14,045	108,986	123,031	*
Philippe Morin	0	0	0	*
Stephen P. Bradley, Ph.D.	18,563	24,713	43,276	*
Harvey B. Cash	33,734	24,713	58,447	*
Bruce L. Claflin	13,920	6,428	20,348	*
Lawton W. Fitt	12,849	27,813	40,662	*
Judith M. O’Brien(8)	17,080	26,613	43,693	*
Michael J. Rowny	15,349	13,451	28,800	*
Patrick T. Gallagher	2,291	0	2,291	*

All executive officers and directors (16 persons)	950,807	1,355,777	2,306,584	2.40%

*	Represents less than 1% of outstanding shares.

(1)	Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible equity awards.

(2)	Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units within sixty days of the date of this table. For non-employee directors, amounts reported also include shares underlying vested restricted stock units deferred pursuant to the Directors’ Restricted Stock Deferral Plan.

(3)	Except as indicated in the footnotes to this table or as set forth in the SEC reports identified below, we believe the persons named in this table, based on information they have furnished to us, have sole voting and investment power with respect to all shares of common stock reported as beneficially owned by them, subject to community property laws where applicable.

(4)	Stockholder’s address is One Financial Center, Boston, MA 02111. Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on December 10, 2010 and reflects beneficial ownership as of such date.

(5)	Stockholder’s address is 82 Devonshire Street, Boston, MA 02109. Ownership information is based solely on a Schedule 13G filed by stockholder and Edward C. Johnson 3d with the SEC on January 10, 2011 and reflects beneficial ownership as of December 31, 2010. Based on the Schedule 13G, Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of stockholder. By acting as investment adviser to various investment companies, Fidelity is the beneficial owner of 10,428,261 shares of Ciena’s common stock. Shares included in the “Right to Acquire” column above reflect shares of common stock issuable upon conversion of Ciena’s outstanding convertible notes held by the investment companies, as reported on Schedule 13G.

(6)	Stockholder’s address is 111 Huntington Avenue, Boston, MA 02199. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on February 16, 2010 and reflects beneficial ownership as of December 31, 2009.

(7)	Stockholder’s address is 40 East 52nd Street, New York, NY 10022. Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on January 29, 2010 and reflects beneficial ownership as of December 31, 2009.

(8)	Voting and investment power is shared with spouse.

RISK ASSESSMENT OF COMPENSATION PRACTICES

During fiscal 2010, at the request and direction of the Compensation Committee, management conducted an assessment of risks associated with Ciena’s compensation policies and practices. This assessment included:

•	review of programs, plans, policies and procedures relating to the components of our compensation program;

•	review of incentive-based equity and cash compensation features;

•	identification of any regional or functional distinctions in our compensation program;

•	identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage;

•	consideration of the presence or absence of controls, oversight or other factors that mitigate potential risks; and

•	assessment of potential risks and the other factors above and consideration of the potential for such risks to result in a material adverse effect on the company as a whole.

The Compensation Committee met with management to review the SEC requirements relating to this assessment. The Committee also considered the participants to be included in management’s proposed assessment and its recommendations as to the assessment process and approach. In conducting this assessment, management consulted with and received input from various participants, including: the Chief Human Resources Officer and regional human resource leads, the General Counsel and external legal counsel, senior accounting and stock administration personnel, sales compensation management, internal and external auditors, and the independent compensation consultant retained by the Compensation Committee.

Although all compensation programs were considered, particular attention was paid to incentive-based programs involving variable payouts, where an employee might be able to influence payout factors and compensation programs involving Ciena’s executive team. In substantially all cases, compensation programs are centrally designed and administered and, excluding sales incentive compensation, are substantially identical across function and geography. Incentive compensation was found to be based primarily on reported financial results, and other performance-based operating objectives used to determine incentive compensation were found to be largely derived from Ciena’s annual operating plan approved by the Board of Directors.

In addition, the assessment revealed significant controls and other mitigating factors that serve to offset elements of Ciena’s compensation policies and practices that may introduce risk, including:

•	Oversight of major incentive compensation programs and decision-making by the Compensation Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion;

•	Robust internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors;

•	Appropriate segregation of duties;

•	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation;

•	Presence and training relating to corporate standards of business conduct and ethics;

•	Substantial alignment of compensation of and benefits for executive and non-executive, salaried employees;

•	Stock ownership guidelines applicable to executive officers to ensure alignment of interest with stockholders; and

•	A recoupment or “clawback” feature for incentive compensation awarded under Ciena’s 2008 Plan that, in addition to those officers covered by the requirements of the Sarbanes-Oxley Act of 2002, is applicable to any award recipient who knowingly, or through gross negligence, engages in or fails to prevent misconduct resulting in material non-compliance with financial reporting requirements under the securities laws.

Based on the assessment and factors described above, the Committee determined that the risks associated with Ciena’s compensation policies and practices are not reasonably likely to result in a material adverse effect on Ciena.

COMPENSATION DISCUSSION AND ANALYSIS

This section of our proxy statement provides a description and analysis of our executive compensation program, the various components of our executive compensation program, and the compensation-related decisions made for fiscal 2010 with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and our three most highly compensated executive officers as set forth below:

•	Gary B. Smith, President and CEO;

•	James E. Moylan, Jr., Senior Vice President, Finance and CFO;

•	Stephen B. Alexander, Senior Vice President and Chief Technology Officer;

•	Michael G. Aquino, Senior Vice President, Global Field Operations; and

•	Philippe Morin, Senior Vice President, Global Products Group.

These employees are referred to in this proxy statement as our “Named Executive Officers.” We have provided detailed information relating to the fiscal 2010 compensation of these individuals in the “Executive Compensation Tables” and “Potential Payments Upon Termination or Change in Control” sections below. As used in this “Compensation Discussion and Analysis” section, the term “Committee” means the Compensation Committee of the Board of Directors.

Overview

Fiscal 2010 Executive Compensation

The Committee’s key actions relating to Ciena’s executive compensation program for fiscal 2010, and the effect of these decisions, included:

•	No increases to base salaries were given to the Named Executive Officers;

•	The cash incentive bonus plan was restructured to reduce expense, with (i) bonus opportunities across the employee base reduced to 50% of target bonus for achieving 100% of the applicable performance target, and (ii) senior employees (including the Named Executive Officers) ineligible to receive bonuses for the first half of fiscal 2010;

•	No cash incentive payments were made to the Named Executive Officers under the cash incentive bonus plan during fiscal 2010;

•	Sales incentive compensation for our Senior Vice President, Global Field Operations was revised to increase the applicable threshold performance objective and reduce payout levels for performance below the target objective, as compared to fiscal 2009; and

•	Equity awards were significantly reduced, with targeted and actual delivered values representing less than 50% of awards granted to the Named Executive Officers in fiscal 2009.

Fiscal 2010 ultimately proved to be a year of significant change for Ciena, one which was marked by our transformative acquisition of the optical networking and Carrier Ethernet assets of Nortel’s Metro Ethernet Networks business (the “MEN Business”). In acquiring the MEN Business, we not only strengthened our position as a leader in next-generation, converged optical Ethernet networking but also significantly increased our revenues, expanded our global presence and nearly doubled our headcount. However, the successful outcome of our efforts to acquire the MEN Business as part of Nortel’s bankruptcy sale process was not known until after the Committee had completed the majority of its analysis and key decision-making with respect to our executive compensation program for fiscal 2010. Accordingly, executive compensation decisions for fiscal 2010 were made by the Committee against a backdrop of significant uncertainty — with respect to the possible acquisition of the MEN Business, as well as the duration and effect of continued macroeconomic volatility on our results of operations. In addition, the Committee’s decisions were affected by Ciena’s limited set of available reward currencies for executive compensation at that time. These considerations are more fully described in “Considerations for Fiscal 2010 Executive Compensation” below.

Governance of Executive Compensation

The Committee also took the following additional actions during fiscal 2010 relating to executive compensation, reflecting its ongoing commitment to strong compensation governance:

•	Tax gross-ups on perquisites were eliminated commencing calendar year 2011;

•	Executive stock ownership requirements were adopted (see “Stock Ownership Guidelines” below);

•	Ciena’s existing “double-trigger” change in control severance agreements were amended to:

o	eliminate the tax “gross-up” relating to continuation of benefits coverage;

o	discontinue use of a perpetual term in favor of a fixed, three-year term providing for the sunset and reconsideration by the Committee of these severance benefits; and

o	modify the severance amounts payable, the period of benefits coverage continuity and treatment of equity awards upon a covered termination (each as more fully described in “Double-Trigger Change in Control Severance Agreements” below);

•	For fiscal 2011, granted at risk, performance-based stock unit awards as a component of equity compensation for Ciena’s executive officers, with performance goals tied to corporate objectives for the growth and mix of sales orders; and

•	Confirmed its intent to modify existing compensation recoupment or “clawback” provisions, and/or adopt new recoupment requirements, in accordance with and following the SEC’s final rulemaking to implement certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The Committee’s measured approach to Ciena’s fiscal 2010 compensation program was the product of the following core executive compensation governance principles or practices:

•	Executive compensation is reviewed and established annually by the Committee, which consists solely of independent directors;

•	The Committee relies upon input from an independent compensation consultant that is retained directly by the Committee and does not perform additional consulting or other services for Ciena management;

•	Ciena’s executive officers have no employment agreements, no supplemental executive retirement plans, and commencing in 2011, no arrangements providing for tax “gross-up” of any compensation elements;

•	Elements of performance-based, incentive compensation are largely aligned with financial and operational objectives established in Ciena’s Board-approved annual operating plan;

•	Since 2008, Ciena has maintained a recoupment policy for awards granted under its 2008 Omnibus Incentive Plan (“2008 Plan”) that is broader than legally required;

•	Ciena’s Named Executive Officers are eligible for the same benefits as salaried employees and receive limited perquisites, generally consisting of annual physical examinations, and tax preparation and financial planning services made available to other senior employees;

•	Ciena’s change in control agreements are “double trigger” arrangements that require a termination (or a constructive termination) of employment following a change in control of Ciena before severance benefits are triggered; and

•	The Committee annually conducts a compensation risk assessment to determine whether its compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Ciena (see “Compensation Risk Assessment” above).

The following discussion provides additional detail and analysis regarding the Committee’s specific decisions relating to compensation of our Named Executive Officers for fiscal 2010, including the background, considerations and other factors that influenced such decisions. Because of the timing of his hiring as an executive officer, the broader discussion of fiscal 2010 executive compensation below is generally not applicable to Mr. Morin. For information regarding the setting of his compensation, please see “Hiring of Mr. Morin” below.

Compensation-Setting Process, Participants and Comparative Framework

Considerations for Fiscal 2010 Executive Compensation

Consistent with past practice, Ciena commenced its consideration of fiscal 2010 executive compensation in the summer of 2009, with further discussion and analysis in October and December 2009, and final decision-making on executive compensation following Ciena’s release of fiscal 2009 financial results in mid-December 2009. As a backdrop against which its compensation decisions were made, the following important considerations influenced the Committee’s actions for and during fiscal 2010:

•	Uncertainty of Economic Climate and Effect on Ciena’s Results of Operations. In the wake of continued macroeconomic volatility and the corresponding decrease in customer spending, Ciena reported a nearly 28% decline in revenue for fiscal 2009 and an adjusted (non-GAAP) net loss of approximately $46.4 million. Ciena also experienced an approximately $110.0 million reduction in cash generated from operations as compared to fiscal 2008. The Committee thus considered cash compensation and the value of equity compensation awarded to the executive officers in light of Ciena’s financial performance. Broader macroeconomic conditions also limited visibility into future periods and raised substantial uncertainty regarding the effect on Ciena’s business and results of operations. These conditions made establishing new or additional elements of performance-based compensation, with meaningful performance objectives, particularly challenging. In particular, the Committee was concerned about establishing performance targets that were either too easy or too difficult to achieve and therefore fail to serve their intended purpose. The Committee also considered the potential for unintended consequences, including favoring short-term gain over long-term business needs, in establishing performance targets in an environment of economic weakness. By way of comparison, and reflecting some stabilization of macroeconomic conditions and the successful development of the first annual operating plan reflecting combined operations with the MEN Business, in fiscal 2011 the Committee included an at risk, performance-based element of equity compensation for the Named Executive Officers.

•	Increased Scrutiny of Cash Expenditures. Following Ciena’s net loss and significant reduction in cash from operations during fiscal 2009, Ciena’s annual operating plan for fiscal 2010 focused on maintaining a strong cash position. The Committee also recognized that, if successful, the potential acquisition of the MEN Business would not be accretive during fiscal 2010, and that a significant amount of cash would be — and ultimately was — required in order to: fund the purchase price of the MEN Business; build up working capital required to operate the larger business; and conduct a complex integration of and implement the corporate strategy for the combined company. Accordingly, the combination of these demands caused Ciena and the Committee to scrutinize more closely the use of cash across the business heading into fiscal 2010, including with respect to executive compensation.

•	Limited Availability of Equity Currencies. A combination of a number of factors, including the steep decline in Ciena’s stock price during 2008, meaningful retentive awards to the executive team in fiscal 2009, and the issuance of equity awards to a broader employee base in the previous year, increased share usage under Ciena’s 2008 Plan. The Committee believed that the shares remaining available for issuance under the 2008 Plan were insufficient to meet Ciena’s compensation requirements, on a stand-alone basis, during fiscal 2010 and beyond. The Committee was also concerned that the issue of share exhaustion under the 2008 Plan would become even more acute over a longer term, should Ciena be successful in its acquisition of the MEN Business, which would add approximately 2,000 employees. Consequently, the Committee determined that it would be necessary to seek stockholder approval of a share increase to its equity plan at the 2010 Annual Meeting, which approval was ultimately granted in March 2010. However, at the time of the Committee’s consideration and establishment of executive compensation for fiscal 2010, there was no assurance that such request would be approved and that additional shares would be made available.

•	Uncertainty Surrounding Acquisition of Nortel’s MEN Business. The prospect of acquiring the MEN Business represented a truly transformative opportunity for Ciena. The addition of the MEN Business would significantly expand our scale, investment capacity, geographic reach, customer base and technology offering.

It was also expected to substantially increase our revenue and nearly double our headcount. Although Ciena was named the “stalking horse” or initial bidder to acquire the MEN Business in early October 2009, the potential acquisition remained subject to a competitive bidding process and significant regulatory and bankruptcy court approvals. Ciena’s selection as the successful bidder for the MEN Business was not confirmed and approved by the United States Bankruptcy Court for the District of Delaware and the Ontario Superior Court of Justice until early December 2009. Following the satisfaction of additional closing conditions, the attainment of regulatory approvals and a lengthy pre-integration planning period, the transaction did not actually close until March 2010. Accordingly, although the Committee was aware of the material ramifications that the potential acquisition of the MEN Business would present for Ciena’s business and results of operations, the Committee elected to assume that the acquisition of the MEN Business would not be consummated for purposes of its compensation decision-making in December 2009. By way of example, the Committee did not adjust the peer group to take account of the acquisition’s significant impact on Ciena’s scale or results of operations. In addition, the Committee did not consider, with regard to any element of executive compensation, the greatly expanded roles and responsibilities of the executive officers in connection with the management of a complex integration and the implementation of a combined company strategy across an organization with broader, global operations and significantly increased headcount.

Participants in Compensation-Setting Process

Compensation Committee.  The Committee has oversight of Ciena’s compensation programs and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For a discussion regarding the Committee’s compensation philosophy and the principal objectives of our compensation programs, see “Corporate Governance and the Board of Directors — Compensation Committee” above.

Independent Compensation Consultant.  In its annual review and determination of executive compensation, the Committee is assisted by Compensia, Inc., a national compensation consulting firm. Compensia is engaged directly by the Committee and does not perform additional consulting or other services for Ciena management. For a discussion regarding Compensia, the scope of its engagement by the Committee and its involvement in our compensation-setting process, see “Corporate Governance and the Board of Directors — Compensation Committee” above.

Chief Executive Officer.  Our executive officers, including our CEO, do not participate in the determination of their own compensation. Our CEO works with the Chair of the Committee to develop proposed compensation packages for our other executive officers, including the other Named Executive Officers. Based on his review and assessment of each executive officer’s overall performance, success in executing against corporate and functional goals, criticality of function, experience, expertise, retention concerns, and compensation relative to other executive officers, as well as the Peer Group data, our CEO provides recommendations to the Committee with respect to the base salary, target bonus or commission percentage, and annual equity award for each executive officer. Because our CEO works most closely with and supervises our executive team, the Committee believes that he provides critical insight in evaluating their performance. Our CEO also provides the Committee with additional information regarding the effect of market forces, changes in strategy or priorities upon an individual’s performance, and any other specific challenges faced or overcome by each person during the prior fiscal year. We have identified below, with regard to any particular Named Executive Officer or element of compensation, whether the Committee’s assessment of our CEO’s recommendations or other qualitative factors significantly affected the compensation components or level of compensation awarded to such Named Executive Officer.

Comparative Framework

Peer Group.  Assisted by Compensia, the Committee annually selects a group of peer companies against which to compare existing and proposed executive compensation levels. The Committee modifies the composition of the peer group as it believes necessary to reflect those companies it considers to be similar to, and competitive with, Ciena in the market for executive talent.

In considering the appropriate peer group for fiscal 2010, the Committee noted that the existing group of companies had been used for fiscal 2008 and fiscal 2009, and thus had not changed in the past two years. The Committee determined that several existing peer companies had become less relevant for comparison purposes and that the existing peer group no longer adequately reflected the market in which Ciena competes for executive talent. The Committee acknowledged that Ciena directly competes with both much larger multi-national communications vendors as well as a variety of earlier-stage and smaller-scale companies. As a result, the Committee believed that a revised peer group consisting exclusively of direct competitors would not offer a meaningful comparative framework for determining compensation. Consequently, in revisiting the peer group, the Committee determined to also consider similar companies in adjacent segments of the communications industry.

The Committee also discussed whether and to what extent to consider the potential acquisition of the MEN Business in developing the peer group for fiscal 2010. The Committee recognized that doing so would significantly affect the composition of the peer group, given the resulting growth of Ciena’s business and operations and the expanded responsibilities of the executive team. In particular, the management team would be charged with managing a larger workforce, a complex integration and the implementation of a corporate strategy for the expanded global operations of the combined business. However, given the uncertainty surrounding the potential acquisition, the Committee determined in September 2009 — before Ciena had been selected as the “stalking horse” bidder for the MEN Business — that it was not appropriate to reflect the anticipated transaction in the revised peer companies.

In assessing peer companies for fiscal 2010, the Committee considered a number of factors, including:

•	proximity of a company’s business in the communications industry to Ciena;

•	extent to which a company competes with Ciena in the labor market;

•	similarity of organizational and financial characteristics with Ciena;

•	degree of continuity from Ciena’s existing peer group; and

•	level of “headroom” with respect to relevant financial and organizational metrics within the peer group to reflect Ciena’s anticipated growth as a standalone company.

The Committee also specifically considered several key organization and financial metrics including, among other things, a comparison of Ciena to the following measures of revenue, market capitalization, market capitalization as a multiple of revenue, and headcount.

Peer Group Comparison

			Market
		Market	Capitalization
	Revenue	Capitalization	as a Multiple	Headcount
	($)*	($)	of Revenue	(#)

Peer Group Average	$996.2M	$1.57B	1.7x	3,014
Ciena	$744.4M	$1.25B	1.7x	2,104

Percentile of Peer Group	40.0%	35.0%	67.3%	48.6%

*	over four fiscal quarters preceding assessment

At the same time, because of the potential for a high degree of variability in metrics of peer companies in general, the Committee also sought to ensure that the largest company in the peer group was not more than 2.5 times greater than Ciena in terms of both revenue and market capitalization. The Committee believed that this would ensure closer proximity of those key metrics among the peer companies and thereby obtain more consistent compensation data.

Based on its analysis, the Committee determined that the following “Peer Group” constituted an appropriate comparative framework for determining executive compensation in fiscal 2010. Of the companies in the Peer Group below, approximately half were retained from the peer group of companies used in fiscal 2008 and 2009:

3Com Corporation	Infinera Corporation
ADC Telecommunications, Inc.	JDS Uniphase Corporation
Adtran, Inc.	NetGear, Inc.
Arris Group, Inc.	Polycom, Inc.
Aviat Networks, Inc. (f/ka Harris Stratex Networks)	Tekelec
Brocade Communications Systems, Inc.	Tellabs, Inc.
F5 Networks, Inc.	tw telecom inc.

The Committee uses Peer Group information, including base salary, target total cash compensation, equity compensation values and target total direct compensation, for comparable executive positions, as a comparative framework in establishing executive compensation for our Named Executive Officers. In considering the Peer Group compensation data, the Committee recognizes that executive officers in different companies can play significantly different roles, with different responsibilities and scope of work, even though they may hold similar titles or nominal positions. Moreover, the Peer Group data does not yield qualitative factors that influence compensation, such as each executive officer’s performance during the period under consideration or their perceived importance to their companies’ business, strategy and objectives. Accordingly, the Peer Group data is just one of a number of comparative factors used by the Committee in establishing executive compensation levels. While the Committee may use Peer Group data as a baseline or frame of reference for compensation, it does not specifically “benchmark” compensation, or any element thereof, for any particular executive, to the compensation levels of executives occupying similar positions at companies in the Peer Group.

Consideration of Qualitative Factors.  In any given year, and for any particular Named Executive Officer, the Committee may consider a range of subjective or qualitative factors, including:

•	the role the executive plays and the importance of such individual to Ciena’s business strategy and objectives;

•	differences in each executive’s tenure and experience;

•	the responsibilities and particular nature of the functions performed or managed by the executive;

•	our CEO’s recommendations and his assessment of the executive’s performance;

•	the risk that such individual would leave Ciena if not appropriately compensated and motivated; and

•	competitive labor market pressures and the likely cost and difficulty that would be encountered in recruiting a replacement.

The Committee’s consideration of any particular factor may range from inapplicable to significant, depending upon the individual and period under consideration. The Committee does not assign relative weights or rankings to such factors. Meeting in executive session, the Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

Internal Equity Considerations.  The Committee seeks to promote teamwork among, and high morale within, our executive team. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation among the executive officers, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive officer to other members of the executive team. The Committee also considers each fiscal year, on a relative basis, the aggregate portion of equity awards, in terms of economic value and allocation of shares, made to the executive team, in comparison to other eligible senior employees.

Elements of Compensation

The compensation of our executive officers, including our Named Executive Officers, includes three principal elements:

•	annual base salary;

•	annual performance-based cash incentive bonuses or sales commissions; and

•	long-term incentive compensation in the form of equity awards.

In determining the mix of compensation among these elements, the Committee does not assign specific ratios or other relative measures that dictate the total compensation mix to be awarded or targeted to the executive team, or the portion that is either “at risk” or otherwise subject to performance. As in past years, executive compensation for fiscal 2010 was structured with an emphasis on equity-based compensation, which the Committee believes creates a strong alignment with long-term stockholder value.

Base Salary

Base salaries provide a minimum, fixed level of cash compensation for our executive officers. Establishing base salaries that reflect the performance, skill set and value of executive talent in the competitive marketplace is an important element in attracting, retaining and rewarding key employees. As in years past, Compensia provided the Committee with market survey data indicating that base salary increases in a range of 4% to 5% per year were consistent with historical executive compensation practices in the market. Based on Peer Group data at the time, the base salaries for our executive officers were generally correlated between the 50th and 60th percentile of equivalent positions in the Peer Group, with Mr. Smith below the 50th percentile and Mr. Alexander above the 75th percentile. Based on the factors set forth above in “Considerations for Fiscal 2010 Executive Compensation,” especially Ciena’s increased focus on limiting its cash expense, the Committee ultimately decided not to increase the base salaries of the Named Executive Officers for fiscal 2010.

Annual Performance-Based Cash Incentive Bonuses and Sales Commissions

Ciena utilizes performance-based cash incentive bonuses and sales incentive commissions to motivate its employees and incentivize the achievement of financial, strategic and operational objectives. Historically, these objectives have been closely aligned with those financial and operational objectives established in the Board-approved annual operating plan. The Committee believes that its use of these objectives promotes executive focus on annual financial and operating results. Moreover, use of an incentive cash component of executive compensation enables total cash compensation to remain competitive, while including an “at risk,” performance-based element. These performance-based cash payments are expressed as a percentage of base salary. Because of this correlation, the Committee typically looks at base salary and annual incentive compensation in concert, and considers the effect modifications to either such element have on the total target cash compensation for each individual. The Committee considers potential incentive payments to each Named Executive Officer at the “target” level, together with base salary, in determining the “target total cash compensation” payable to each executive.

In reviewing the target total cash compensation for Ciena’s executive officers, the Committee determined that, if fully paid at the target level, total target cash compensation was generally commensurate with between the 65th and 75th percentiles of the Peer Group, with significant variance by executive. Based on the factors set forth above in “Considerations for Fiscal 2010 Executive Compensation,” the Committee decided not to increase the target bonus or commission percentages for the Named Executive Officers for fiscal 2010.

In addition, as described below, the Committee determined to pay only 50% of the target bonus upon the achievement of 100% of the applicable performance target and to treat the Named Executive Officers as ineligible under the cash incentive bonus plan for the first half of fiscal 2010. These changes reduced meaningfully the fiscal 2010 total target cash opportunity for the Named Executive Officers, other than Mr. Aquino, as set forth in “Total Target Cash Compensation” below.

Annual Cash Incentive Bonus Plan.  Full-time employees, excluding our employees who receive sales commissions, generally participate in our annual cash incentive bonus plan, which pays out a bonus upon the achievement of performance objectives established by the Committee. The bonus plan, which is more fully described in the “Grants of Plan-Based Awards” section of the “Executive Compensation Tables,” provides the Committee with the flexibility to establish corporate, departmental or individual performance objectives upon which bonus payments are contingent.

Structure for Fiscal 2010.  In considering the cash incentive bonus plan for fiscal 2010, the Committee determined that certain structural changes were required in order to achieve the compensatory objectives of the plan while taking into account several of the considerations for setting fiscal 2010 executive compensation noted above.

First, the Committee elected to base payments under the bonus plan on performance goals established for two semi-annual periods aligning with the first and second halves of fiscal 2010. In so doing, the Committee sought to avoid the impact and unintended consequences of likely fluctuations in our business and results of operations presented by quarterly performance periods, particularly during a period of significant transition for Ciena and continued economic and industry uncertainty.

Second, the Committee determined that employees of the rank of vice president and above, including the Named Executive Officers, would not be eligible to participate in the incentive bonus plan for the first half of fiscal 2010. This had the immediate effect of reducing by one-half the cash incentive bonus opportunity of the Named Executive Officers. The Committee determined such action appropriate in order to focus on cash preservation and because these employees would continue to be eligible for equity awards while others participating in the cash incentive bonus plan would receive limited or no equity awards. Following the successful pre-integration planning for and closing of our acquisition of the MEN Business, and in order to ensure alignment of interest across the entire employee base, the Committee subsequently determined that all employees, including the Named Executive Officers, would be eligible to participate in the bonus plan for the second half of fiscal 2010.

Third, the Committee reduced the applicable target bonus payments during fiscal 2010. As revised, the incentive bonus plan would only pay 50% of the portion of the applicable target bonus for the semi-annual period upon the achievement of 100% of the applicable performance target. This further reduced the incentive cash opportunity of the Named Executive Officers participating in the cash incentive bonus plan. By way of comparison, the achievement of 100% of the performance target would have paid 100% and 75% of the target bonus in fiscal 2008 and 2009, respectively. These decisions were made in an effort to reduce our potential cash expense and positively impact our results of operations.

On an annualized basis, the aggregate target bonus opportunity for each of the Named Executive Officers participating in the cash incentive bonus plan is 75% of annual base salary, except for Mr. Smith who maintains a 100% target bonus opportunity. The percentage of the target bonus payable to the Named Executive Officers for the applicable plan period at each of the threshold, target and maximum levels in fiscal 2010 (as compared to prior periods) is set forth in the following table, with payments interpolated for performance results falling between the designated levels.

Cash Incentive Bonus Plan Structure

			First Half		Second Half
	Fiscal 2009		Fiscal 2010		Fiscal 2010
	Perf.	Target	Perf.	Target	Perf.	Target
	Goal	Bonus	Goal	Bonus	Goal	Bonus
	Achieved	Payable	Achieved	Payable	Achieved	Payable

“Threshold”	25%	25%	N/A	N/A	50%	25%
“Target”	100%	75%	N/A	N/A	100%	50%
“Maximum”	120%	150%	N/A	N/A	≥200%	100%

First Half Fiscal 2010 Performance Goal.  For the reasons above, the Named Executive Officers were not eligible to participate in the first half fiscal 2010 incentive bonus plan.

Second Half Fiscal 2010 Performance Goal.  With the successful closing of the MEN Business acquisition in March 2010, the Committee determined to structure cash incentive payments for the second half of fiscal 2010 upon the achievement of a single, corporate performance goal based on the “adjusted operating income” objective set forth in our revised operating plan. The operating plan, typically established at the beginning of each fiscal year, was revised in the middle of fiscal 2010 to reflect the acquisition of the MEN Business and its effect on Ciena’s operations and expected financial results. The Board-approved operating plan represents the executive team’s best estimate at the time of our forecasted financial results for the applicable period. In general, we believe that the overachievement or underachievement of any performance measure contained in the operating plan is equally likely.

The Committee has successfully used an “adjusted operating income” target under the plan in previous years and believes that this performance-based measure provides an effective indicator of Ciena’s operating performance. The adjusted operating income measure gives effect to certain adjustments to our GAAP results, including those reported in our quarterly earnings releases, and the expense associated with any payments under the incentive bonus plan. The Committee believes that using this performance measure provides eligible employees a strong incentive to leverage our operating model, focus on the profitable growth of our business and improve operating profit. The Committee determined to use the same performance goal for all eligible employees, including our Named Executive Officers, in order to align the interests of our employee base and to promote teamwork and morale.

The adjusted operating income goal under the cash incentive bonus plan was $10.7 million in the aggregate for the third and fourth quarters. Ciena ultimately reported adjusted operating losses in both the third and fourth quarters of fiscal 2010, and thus the minimum threshold performance goal was not met. Accordingly, as set forth in “Executive Compensation Tables— Summary Compensation Table” below, no bonus was awarded under the incentive bonus plan during fiscal 2010 to any of our executive officers, including the Named Executive Officers.

Sales Incentive Compensation.  Employees in our sales organization who are paid sales commissions do not participate in the annual cash incentive bonus plan. Instead, they are eligible to receive sales incentive compensation, the payment of which is conditioned upon the achievement of certain sales-oriented performance measures, such as customer orders, sales of specific products, or gross margin. The Committee believes that this type of commission-based incentive compensation arrangement is typical within sales organizations and for our industry.

Mr. Aquino’s sales incentive compensation is payable quarterly based upon his achievement of quarterly performance measures approved by the Committee. For fiscal 2010, half of Mr. Aquino’s sales incentive compensation was conditioned upon the achievement of quarterly sales orders goals and half was conditioned upon the achievement of quarterly gross profit goals. Like the broader sales team, Mr. Aquino’s sales incentive compensation for fiscal 2010 was structured in two, six-month programs, aligning with Ciena’s original standalone operating plan and the revised operating plan to reflect the combined company following the acquisition of the MEN Business. The orders goals were intended to incentivize building a backlog of orders for our products and services to support our continued revenue growth. These goals consisted of a specified value of total orders, expressed as a multiple greater than one of the targeted quarterly revenues for fiscal 2010, which goals increased sequentially each quarter during fiscal 2010. At the time of their establishment, we believed that the overachievement or underachievement of this performance goal was equally likely. The gross profit goals were intended to incentivize increasing sales at prices and on terms that generated targeted gross margins, enabling us to increase our operating margin and profitability. The Committee based the goals upon gross profit dollars, rather than the achievement of a specific percentage, because it believed this measure reflected an appropriate balance of incentivizing targeted gross margin achievement, while still rewarding revenue growth. For fiscal 2010, Mr. Aquino’s quarterly gross profit goals were, sequentially, $85 million, $93 million, $173 million and $196 million; with the significant increase in the second half of fiscal 2010 reflecting the effect of the acquisition of the MEN Business on Ciena’s operations and expected financial results.

Mr. Aquino’s annual target incentive opportunity for fiscal 2010 was unchanged and remained 100% of his base salary. Unlike the other Named Executive Officers, whose target bonus payables were reduced for fiscal 2010, the Committee determined to retain Mr. Aquino’s 100% bonus opportunity to continue to incentivize the achievement of critical sales objectives during a period of company transition and macroeconomic uncertainty. In structuring Mr. Aquino’s sales incentive compensation for fiscal 2010, however, the Committee determined to increase the threshold performance level to 80% for each goal and to reduce his percentage of compensation payable for performance above threshold but below target. The Committee considered a number of factors in revising Mr. Aquino’s incentive compensation structure, including: the potential for improved economic and market conditions; that target bonuses payable had been reduced for all other members of the executive team, including the other Named Executive Officers; and that all other non-sales employees of the rank of vice president and above would not even be eligible for an incentive bonus opportunity for the first half of fiscal 2010. These decisions resulted in the following changes to Mr. Aquino’s incentive compensation structure as compared to fiscal 2009:

Sales Incentive Compensation Structure

	Fiscal 2009					Fiscal 2010

Performance Goal Achieved	60%	70%	80%	90%	100%	80%	85%	90%	95%	100%
Sales Incentive Comp. Payable	60%	70%	80%	90%	100%	60%	70%	80%	90%	100%

Payouts for performance in excess of 100% of the targeted quarterly goals remained unchanged from previous years and were subject to accelerator factors, including multipliers of 1.1 for the orders bonus and 1.2 for the gross profit bonus, with no cap on the amount payable if Mr. Aquino exceeded the goals. Mr. Aquino’s actual quarterly sales incentive compensation payments received during fiscal 2010 are set forth in “Executive Compensation Tables — Summary Compensation Table” below.

Total Target Cash Compensation.  As described more fully above, the Committee’s decisions with respect to annual base salaries and annual, performance-based cash incentive payments for fiscal 2010 resulted in the following changes to total target cash compensation opportunities for the Named Executive Officers identified below.

Total Target Cash Compensation

	Fiscal 2009		Fiscal 2010
	Base	Total Target	Base	Total Target
	Salary	Cash Comp.	Salary	Cash Comp.
Name	($)	($)	($)	($)

Gary B. Smith	$650,000	$1,137,500	$650,000	$812,500
Stephen B. Alexander	$400,000	$625,000	$400,000	$475,000
James E. Moylan, Jr.	$385,000	$601,563	$385,000	$457,188
Michael G. Aquino	$315,000	$630,000	$315,000	$630,000

The amounts in the table above represent targeted cash compensation. For amounts actually earned or received by our Named Executive Officers, see “Summary Compensation Table” in the “Executive Compensation Tables” below.

Equity-Based Compensation

We have relied heavily on equity-based compensation as a key component of our compensation program historically. The Committee believes that meaningful equity-based incentive compensation performs an essential role in attracting, motivating and retaining executives and a strong incentive for corporate performance and stockholder return. In recent years, the Committee has largely relied upon long-term restricted stock unit awards, with three and four-year vesting periods, to balance the shorter-term focus of the cash incentive bonus plan. The Committee believes that this structure rewards the achievement of long-term business objectives that benefit our stockholders and serve to retain a successful management team.

Factors Affecting Equity Compensation for Fiscal 2010.  The Committee’s decisions regarding equity compensation for the executive team for fiscal 2010 were significantly influenced by the following considerations:

Risk of Share Exhaustion Under the 2008 Plan.  In establishing equity compensation for fiscal 2010, the Committee was extremely concerned about the potential exhaustion of the shares available for issuance under the 2008 Plan. This risk resulted, in equal part, from the meaningful retentive awards previously granted to the executive team in fiscal 2009, the steep decline in Ciena’s stock price in 2008 and the resulting effect on share usage to achieve targeted delivered values, and the limited number of shares initially authorized in accordance with metrics established by proxy advisory firms. The Committee believed that the remaining available shares would be insufficient to meet Ciena’s compensation requirements, on a stand-alone basis, during fiscal 2010 and beyond. The Committee was concerned that share exhaustion risks would be significantly exacerbated by Ciena’s acquisition of the MEN Business and the approximate doubling of its global headcount. The Committee determined to seek stockholder approval of a share increase under the 2008 Plan at the 2010 Annual Meeting, and the requested increase was approved by stockholders in March 2010. However, at the time of the Committee’s consideration and establishment of executive compensation for fiscal 2010, there was no assurance that such request would be approved. The Committee therefore determined to set equity compensation for the executives accordingly.

Unique Nature of Fiscal 2009 Equity Awards.  The Committee recognized the unique circumstances surrounding its equity compensation decisions in the previous year. Specifically, the Committee considered that such decisions in fiscal 2009 had been primarily influenced by the rapid and steep decline in the market price of Ciena’s common stock, which had significantly reduced the value of unvested equity awards granted to the executive team prior to fiscal 2009. This resulted in a significant weakening of the intended retentive value of those prior awards. Believing it had built a strong executive team which had performed well in recent years and that there remained a viable market for top executive talent, the Committee considered that its primary compensation objective in fiscal 2009 was to improve the retention profile of the executive team. Although the Committee agreed that these meaningful stock awards in fiscal 2009 had achieved the desired objective, it recognized the unique nature of those equity awards and determined not to replicate them in fiscal 2010.

Challenge in Setting Performance-Based Awards.  The Committee acknowledged that broader market conditions had caused volatility in our industry and had resulted in weaker fiscal 2009 performance and financial results as compared to fiscal 2008. In light of these conditions, and the uncertainty associated with their persistence and the magnitude of their effect on our business, the Committee decided that it would not be appropriate to grant performance-based equity awards. The Committee also acknowledged that uncertainty about our future business and results of operations presented by market conditions was further compounded by the impact of the potential acquisition of the MEN Business and the complex integration, portfolio rationalization and restructuring activities that would result from such transaction. In reaching this conclusion, the Committee considered the potential for unintended consequences, including favoring short-term gain over long-term business needs, by establishing performance targets in an environment of economic weakness.

Process for Determining Fiscal 2010 Equity Compensation.  In recent years, the Committee has established equity compensation for the executive officers with a target value at or about the 75th percentile for the value delivered to similar executive officers in the Peer Group. Primarily due to the factors set forth above, however, the Committee requested that Compensia instead prepare its analysis of target equity values for fiscal 2010 at both the 50th and 75th percentiles of the Peer Group. Based on Compensia’s analysis, and using the 50th percentile of the Peer Group as a baseline, our CEO then prepared recommendations for target equity values for each of the senior executives, including the Named Executive Officers, for the Committee’s consideration. The Committee believed using this baseline was appropriate and properly reflected its need to balance the considerations above with the need to continue to offer competitive compensation levels to the executive team. For each of the senior executives other than our CEO, the Committee considered the following:

•	our CEO’s assessment of the overall responsibilities, performance, experience, expertise and value to Ciena of each individual, as well as the criticality of each position and any concerns with respect to retaining the individual;

•	the existing, unvested equity holdings of each person and assumptions relating to future values;

•	the potential impact of awards at the target equity values on key compensation governance metrics, including current and three-year average burn rate, equity overhang levels, and equity grant expense as a percentage of market capitalization;

•	the specific number of shares resulting from the proposed target equity values using a range of possible grant date Ciena stock prices; and

•	the number of shares remaining available for issuance under the 2008 Plan.

The Committee made its own similar evaluation for our CEO, based upon its assessment of his responsibilities, performance, experience and value to Ciena, as well as consideration of the above additional factors.

Thereafter, the Committee determined target equity dollar values for Ciena’s senior executives, including the Named Executive Officers The aggregate target value of the proposed fiscal 2010 equity awards to the Named

Executive Officers represented less than 50% of both the target equity value and the actual delivered value of the awards granted in fiscal 2009. The Committee believed that this substantial decline in equity value delivered to the executives was appropriate based on the above factors and considerations.

The values awarded to particular executive officers in relation to their Peer Group counterparts varied considerably — from the 50th percentile to above the 75th percentile — due to differences in the individual situations of the executives, the particular nature of the functions they perform at Ciena, their perceived importance to Ciena’s future, and the risk that they would leave Ciena if not appropriately rewarded and motivated.

•	Mr. Smith was regarded by the Committee as having provided excellent leadership and strategic direction of the executive team and Ciena during a year in which the company’s financial results suffered as a result of unfavorable broader market conditions and reductions in spending by our largest customers globally. In particular, he had made some difficult decisions, both relating to organizational restructuring and continuing investment in our critical research and development initiatives. He had also been responsible for driving Ciena toward the strategic decision to attempt to acquire the MEN Business as part of Nortel’s bankruptcy sale process, and for managing the company through the lengthy and complex process. The Committee also considered that, given his tenure and experience, Mr. Smith was a highly desirable chief executive officer and, thus, a candidate for recruitment by other companies.

•	Mr. Alexander had successfully continued in his CTO role in developing and setting Ciena’s strategic product and technology vision and direction. In particular, our CEO and the Committee believed that he had played a pivotal role in assessing the strategic product and technology rationale of our potential acquisition of the MEN Business.

•	Mr. Aquino had effectively directed and expanded the Global Field Operations organization through a difficult period of economic and industry weakness and uncertainty, during which time he successfully focused his team on maintaining strong customer relationships and delivering an outstanding end user experience. At the same time, however, the Committee recognized that Mr. Aquino had continued to receive sales incentive compensation while the other executives were not receiving any short-term incentive compensation through the cash incentive bonus plan.

•	Mr. Moylan received the largest equity award (other than the CEO) because he had provided exceptional performance as CFO. Our CEO and the Committee recognized that he had not only successfully interacted with the investor and analyst communities but also effectively supervised and managed a broad set of functions, including the finance and accounting, commercial management, internal audit and facilities organizations. Mr. Moylan had also played a leading role in the financial assessment of the acquisition of the MEN Business and the development of a financial model and operating plan for the combined company.

For the reasons above, the Committee determined to grant equity awards, to executive and non-executive employees alike, exclusively in the form of time-based restricted stock units, or RSUs. The Committee wished to remain consistent with its approach of favoring RSUs over stock options as its preferred vehicle for equity compensation. The Committee determined to use its standard four-year vesting period for RSUs. The Committee generally uses this vesting period because it believes such duration promotes long-term alignment with stockholders and longer-term decision making that provides an effective balance to the shorter-term incentive measures used in setting cash incentive bonus awards. In finalizing its determination on the value and form of equity awards, the Committee considered updated projections of the paper gain value of the vested and unvested equity holdings of each individual executive, including the proposed equity awards for fiscal 2010. Because of the volatility in the market price of Ciena’s stock at that time, and to ensure that the equity awards provided sufficient value while minimizing the risk of unintentionally providing disproportionately high value to the individuals, the Committee considered its projections for the fiscal 2010 awards based on a range of possible grant date stock prices.

Based on the trailing 30-day average of Ciena’s closing stock price prior to the grant date, the individual target equity values established by the Committee were calculated into a specific number of shares of Ciena’s common stock underlying each restricted stock award as set forth below:

Fiscal 2010 Annual RSU Awards

RSU Award
Name	(#)

Gary B. Smith	136,000
Stephen B. Alexander	60,000
Michael G. Aquino	48,000
James E. Moylan, Jr.	68,000

Equity Grant Practices.  In recent years, we have applied a consistent approach in our equity award practices by granting annual equity awards to our executive officers and directors at or around the same time each year. Annual equity awards to our executive officers, including our Named Executive Officers, are made by the Committee, and the grant date of these awards is the same day that the Committee meets to approve the awards. Specifically, the Committee generally meets, approves and grants annual equity awards to the executive officers promptly following Ciena’s release of earnings for the fourth quarter and fiscal year. This practice, which began in fiscal 2007, continued for annual equity awards in fiscal 2010, with executive and non-executive awards granted on December 16, 2009.

Supplemental Equity Award to Mr. Moylan.  Following the closing of our acquisition and successful initial integration efforts relating to the MEN Business, our CEO and the Committee considered that certain executive officers had played particularly significant roles in connection with the same and wished to acknowledge their outstanding performance. With respect to Mr. Moylan, the Committee recognized that he had played a significant role in formulating our strategy with respect to the acquisition of the MEN Business and in assisting in the protracted negotiation of its terms and conditions. Consequently, based on its continued effort to reduce cash expense and in light of its desire to reward performance with a short-term compensatory vehicle, the Committee determined to provide a supplemental award of time-based RSUs to those executive officers, including Mr. Moylan, with a vesting period of one year from the date of grant. The Committee specifically acknowledged that the short-term vesting period was unusual and deviated from Ciena’s typical grant practices, but considered it reasonable and appropriate in order to serve the intended purpose of the supplemental award. Based upon the recommendation of our CEO, the Committee established a specific target equity value to be delivered, which was then calculated into a specific number of shares of Ciena’s common stock, based on the trailing 30-day average of Ciena’s closing stock price prior to the date of grant. Based on this approach, in July 2010, the Committee approved a supplemental restricted stock unit award to Mr. Moylan of 7,700 shares. None of the other Named Executive Officers received supplemental equity awards during fiscal 2010.

Establishing Performance Goals for Performance-Accelerated Stock Units Granted in Prior Years.  In December 2007, the Committee granted performance-accelerated restricted stock units (“PARS”) to certain Named Executive Officers. Pursuant to their terms, the PARS vest in full four years after the date of grant. At the beginning of each of the first three fiscal years following the date of grant, the Committee generally establishes specific performance goals which, if satisfied, provide for the acceleration of vesting of some portion of the grant amount. In considering appropriate performance goals for acceleration of the PARS grants in fiscal 2010, the Committee was concerned about its ability to establish an annual performance goal or goals that would be applicable for the entire fiscal year and serve the intended purpose of the PARS grants. Consistent with its approach for the cash incentive bonus plan, the Committee decided to establish two, semi-annual performance goals for purposes of acceleration of the PARS, aligning with the first and second halves of fiscal 2010.

For the first half of fiscal 2010, the Committee determined to establish a set of cross-functional, corporate performance goals that focused on the twin objectives of planning for and integrating the MEN Business, while still operating our standalone business effectively and efficiently. After receiving input and recommendations from our CEO, the Committee ultimately selected a set of cross-functional performance goals, with specific weighting assigned to each based on the Committee’s assessment of their relative importance to our overall strategic objectives for the first half of fiscal 2010. These goals related to the following:

•	achievement of MEN Business integration and organizational readiness objectives;

•	achievement of on-time delivery and product quality targets;

•	achievement of certain product development milestones;

•	achievement of customer orders targets relating to software and services; and

•	achievement of revenue targets for new geographies and the diversification of customer segments.

At the time of their establishment, we believed that the overachievement or underachievement of these collective performance goals was equally likely.

For the first half of fiscal 2010, the Committee determined to condition acceleration of vesting of one-sixth of the PARS grant amounts to June 20, 2010 (representing one-half of the amount eligible for acceleration), based upon Ciena’s achievement of at least 75% of these cross-functional performance goals. These same goals were used for the cash incentive bonus plan for the first half of 2010. While the Named Executive Officers were not eligible for these cash awards, the Committee believed using the same performance objectives aligned interests of the employee base. The Committee determined that approximately 90% of the cross-functional performance goals had been achieved and therefore vesting of one-sixth of the PARS grant amount was accelerated.

With regard to the second half of fiscal 2010, the Committee determined to condition acceleration of vesting of one-sixth of the PARS grant amounts to December 20, 2010 (representing one-half of the amount eligible for acceleration), based on Ciena’s achievement of the “adjusted operating income” objective of $10.7 million set forth in the Board-approved revised operating plan for the third and fourth quarters of fiscal 2010 in the aggregate. Again, this was the same performance goal used for purposes of the cash incentive bonus plan during the second half of fiscal 2010. In light of Ciena’s adjusted operating losses during the third and fourth quarters of fiscal 2010, however, the Committee determined that this goal was not satisfied, and therefore the vesting of an additional one-sixth of the PARS grant amounts was not accelerated.

The table below sets forth the relevant PARS awards held by the Named Executive Officers, together with the number of shares that were eligible for, and ultimately received, accelerated vesting based upon the achievement of fiscal 2010 performance goals. As indicated above, any remaining portion of the total grant amount will vest upon the fourth anniversary of the grant date.

Performance-Based Acceleration of PARS Awards

		Grant	Shares Eligible for	Shares
	Grant	Amount	Acceleration	Vesting
Name	Date	(#)	(#)	(#)

Gary B. Smith	12/18/2007	57,000	19,000	9,500
Stephen B. Alexander	12/18/2007	39,000	13,000	6,500
Michael G. Aquino	12/18/2007	36,000	12,000	6,000

Hiring of Mr. Morin

Upon the closing of the acquisition of the MEN Business, we appointed Mr. Morin, who had served as President of the MEN Business, as our Senior Vice President, Global Products Group. In this capacity, he joined Ciena’s executive team and assumed responsibility for our engineering, supply chain, product line management, quality, customer advocacy, product marketing and solutions organizations on a global basis. In determining Mr. Morin’s total compensation, the Committee considered a number of factors, including:

•	the significance and criticality of his newly established role to Ciena;

•	his industry expertise;

•	his institutional knowledge and past management of the MEN Business;

•	the fact that no Nortel equity awards were being transferred to or assumed by Ciena as part of the asset acquisition of the MEN Business;

•	the need to provide sufficient retention value to an accomplished and well-regarded executive; and

•	his proposed compensation in comparison to other employees and Ciena’s executive team.

Although the Committee also considered Mr. Morin’s current cash and incentive compensation provided by Nortel and the target equity value recommended by our CEO in determining the size of his equity award, it did not benchmark these components of compensation against similar executives in the Peer Group.

In recognition of the factors above and the timing of the requested stockholder approval of the share addition to the 2008 Plan, the Committee determined to grant Mr. Morin’s equity award under the 2010 Inducement Equity Award Plan — a newly adopted plan structured in accordance with the rules of The NASDAQ Stock Market for the sole purpose of granting “new hire” equity awards to induce certain eligible employees of Nortel to join Ciena upon the closing of the acquisition of the MEN Business (“2010 Plan”). The Committee also determined to use the standard four-year vesting period for equity awards to newly hired employees, with one-quarter of the grant amount vesting approximately one year after the grant date and the remainder vesting in equal one-twelfth amounts quarterly over the three year-period thereafter.

Accordingly, in January 2010, the Committee approved Mr. Morin’s compensation consisting of a $473,000 CAD annual base salary, eligibility for a target bonus of up to 75% of his base salary under Ciena’s incentive bonus plan, and a “new hire” restricted stock unit award of 100,000 shares of Ciena common stock consistent with the terms described above. Mr. Morin also entered into a change in control severance agreement on equivalent terms to Ciena’s other executive officers as described below.

“Double Trigger” Change in Control Severance Agreements

Each of our executive officers, including each of the Named Executive Officers, has a change in control severance agreement with Ciena. We have entered into these agreements upon the initial hiring of senior employees, upon promotion of existing employees to senior executive roles, and when the Compensation Committee determines it to be important for the retention of other key employees. We believe that these severance arrangements are important for retention of key employees and necessary to attract qualified executive officers, who may otherwise be deterred from taking a position with us by the possibility of being dismissed following a change of control, particularly given the level of acquisition activity in our industry.

Except for the conversion of certain performance-based equity into time-based awards, the executive officers receive no benefits under these agreements unless their employment is terminated without cause, or by the executive for good reason, within 12 months following the effective date of the transaction. We believe this so-called “double trigger” structure strikes an appropriate balance between the potential compensation payable to executive officers and the corporate objectives described above. We also believe that, were Ciena to engage in discussions or negotiations relating to a corporate transaction that our Board of Directors deems in the interest of stockholders, these agreements would serve as an important tool in ensuring that our executive team remains focused on the consummation of the transaction, without significant distraction or concern relating to personal circumstances such as continued employment.

During fiscal 2010, the Committee conducted an extensive review of the severance agreements, including the severance benefits payable and the other material terms and conditions. With input and assistance from Compensia, the Committee considered the current agreements as compared to relevant peer companies and current best practices with respect to compensation governance. This review indicated that certain aspects of Ciena’s existing severance benefits, which had not been revised in several years, had fallen behind and were no longer competitive in the market. At the same time, the Committee determined that while the structure of Ciena’s existing severance arrangements was largely aligned with current best practices with respect to compensation governance, there existed certain opportunities for improvement. As a result of this review, the Committee amended these agreements to:

•	eliminate the perpetual term of the agreements in favor of a fixed, three-year term, providing for the sunset and the Committee’s reconsideration of these benefits, subject to an extension mechanism should Ciena be in active negotiations regarding a change in control;

•	increase Mr. Smith’s cash severance payable to a lump sum payment of two and one-half times his base salary and annual target incentive bonus, and increase the length of his post-termination non-competition and non-solicitation obligations, upon which receipt of the severance benefits are conditioned, from 12 to 18 months;

•	increase the other Named Executive Officers’ cash severance payable to a lump sum payment of one and one-half times base salary and annual target incentive bonus, and increase, from 50% to 100%, the acceleration of vesting of outstanding equity awards to align with Mr. Smith;

•	increase the period of continuity of benefits coverage for each officer from 12 to 18 months, while at the same time eliminating any continuity of life and disability insurance coverage;

•	eliminate the tax “gross-up” relating to continuation of benefits coverage; and

•	modify the definitions of “cause,” “good reason” and “change in control.”

Additional information about these severance benefits payable, as well as the estimated value of these benefits, are discussed in “Potential Payments upon Termination or Change in Control” below.

Required Reimbursement for Personal Use of Corporate Memberships or Tickets

The Committee maintains a policy requiring executive officers, including our Named Executive Officers, to reimburse certain costs associated with any personal use of items such as corporate tickets to sporting or cultural events and personal use of any corporate membership at a golf or similar club. Specifically, any executive officer who makes personal use of such tickets is required to reimburse Ciena for the face value of the tickets used. Any executive who makes personal use of a club in which Ciena has a corporate membership must reimburse Ciena for the cost of any meals, merchandise, greens fees, lessons and other charges associated with his or her use and, in addition, reimburse Ciena for a pro-rata share of the annual membership dues for each day on which he or she makes personal use of the facilities. To date, any personal usage has been extremely limited as corporate memberships are maintained predominately in order to use these facilities for business-related functions. The annual dues for each of the three executive officers named on club memberships are approximately $5,000.

Stock Ownership Guidelines

During fiscal 2010, to further align the interest of Ciena’s executive officers and directors with the interest of its stockholders, and to promote Ciena’s commitment to sound corporate governance, the Committee determined to implement stock ownership guidelines for executive officers, including our Named Executive Officers. After extensive evaluation of best practices, and in consultation with Compensia, the Board of Directors determined to establish requirements for executive officers to hold shares of Ciena stock equal to a value equal to the lesser of a multiple of annual base salary or a fixed number of shares. Specifically, the Board adopted and approved the following stock ownership requirements:

Position	Required Ownership

CEO & Executive Chairman	Lesser of 3x annual base salary or 100,000 shares
Executive Officers (including NEOs)	Lesser of 1.5x annual base salary or 40,000 shares

Each executive officer has until the later of December 2014 or five years from the date such individual first becomes subject to the guidelines to attain the requisite stock ownership. Shares that count toward satisfaction of the stock ownership guidelines include: (i) shares owned outright by such person or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of such person or his or her family; and (ii) shares purchased on the open market. Unexercised stock options, whether or not vested, and unvested restricted stock units, do not count toward the satisfaction of the guidelines. The guidelines may be waived, at the Committee’s discretion, if compliance would create hardship or prevent compliance with a court order.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductions we can take in determining our federal income tax for compensation paid to our CEO, and, pursuant to recent IRS guidance, the three other most highly compensated executive officers of Ciena. There is an exception to this limitation for compensation that is “performance-based” as defined in the Code and applicable regulations. Our adoption of the 2008 Plan facilitates our ability to qualify compensation as performance-based in compliance with the Code. However, because of our large net operating losses, it is unlikely that we will be required to pay federal income taxes for years, and therefore meeting the requirements of Section 162(m) is not of as significant concern as it might otherwise be.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, and, based on this review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into Ciena’s annual report on Form 10-K for fiscal 2010 by reference to this proxy statement.

Submitted by the members of the Compensation Committee:

Judith M. O’Brien (Chairperson)
Harvey B. Cash
Bruce L. Claflin

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provide compensation-related information for our CEO and CFO during fiscal 2010 and our other three most highly-compensated executive officers as of the end of fiscal 2010. This information includes all compensation awarded to or earned by each executive officer for the fiscal years indicated below. These individuals are collectively referred to as the “Named Executive Officers” or “NEOs.”

Summary Compensation Table

The Summary Compensation Table below presents compensation earned by our Named Executive Officers for each of the last three fiscal years during which they served as executive officers in accordance with SEC rules.

You should be aware that amounts disclosed in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table below differ from amounts reported in our proxy statements for fiscal 2008 and fiscal 2009 because they have been restated to reflect the aggregate grant date fair value of such awards as described in the footnotes below. Previously, in accordance with SEC rules, these reported amounts reflected the share-based compensation expense incurred by Ciena for financial reporting purposes for awards issued to or held by each individual during the relevant fiscal year.

Summary Compensation Table

						Non- Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Gary B. Smith	2010	$650,000	—	$1,491,920	—	—	$22,597	$2,164,517
President and Chief Executive	2009	$650,000	—	$3,470,000	—	—	$22,279	$4,142,279
Officer	2008	$626,923	—	$2,816,800	$1,239,620	$568,750	$19,643	$5,271,736
James E. Moylan, Jr.	2010	$385,000	—	$847,523	—	—	$7,350	$1,239,873
Senior Vice President Finance and	2009	$385,000	—	$1,388,000	—	—	$23,912	$1,796,912
Chief Financial Officer	2008	$347,981	$150,000	$1,232,350	$614,037	$151,594	$42,409	$2,538,371
Stephen B. Alexander	2010	$400,000	—	$658,200	—	—	$6,692	$1,064,892
Senior Vice President, Chief	2009	$400,000	—	$1,735,000	—	—	$8,732	$2,143,732
Technical Officer	2008	$396,154	—	$1,936,550	$844,379	$262,500	$9,206	$3,448,789
Michael G. Aquino	2010	$315,000	—	$526,560	—	$269,415	$8,082	$1,119,057
Senior Vice President,	2009	$315,000	—	$902,200	—	$140,744	$6,638	$1,364,582
Global Field Operations	2008	$312,692	—	$1,760,500	$772,517	$200,304	$16,053	$3,062,066
Philippe Morin	2010	$280,423	—	$1,508,000	—	—	$2,911	$1,791,334
Senior Vice President,
Global Products Group

(1)	Mr. Morin became Senior Vice President, Global Products Group upon the completion of our acquisition of the MEN Business on March 19, 2010. His salary for this partial year was paid in Canadian Dollars and converted to U.S. dollars, for purposes of the table above, based on the average exchange rate for fiscal 2010.

(2)	Stock awards for fiscal 2010 were granted under the 2008 Plan (or in the case of Mr. Morin, the 2010 Inducement Equity Award Plan (“2010 Plan”)). The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock unit awards granted during the fiscal years noted above, computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if all of the shares underlying these awards were vested and delivered on the grant date. These aggregate amounts do not reflect sale or forfeiture of shares to fund tax withholding in accordance with the terms of the award agreement. The aggregate grant date fair values will likely vary from the actual amount ultimately realized by any executive officer based on a number of factors, including the number of shares that ultimately vest, the timing of vesting, the timing of any sale of shares and the market price of our common stock at that time. See the “Grants of Plan-Based Awards” table below for information relating to restricted stock units awards granted during fiscal 2010.

(3)	Ciena did not grant any stock option awards to the Named Executive Officers during fiscal 2009 or 2010. The amounts set forth in the “Option Awards” column represent the aggregate grant date fair value of stock option awards granted during fiscal 2008, computed in accordance with FASB ASC Topic 718. The aggregate grant date fair values will likely vary from the actual amount ultimately realized by any executive officer based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise and sale of shares and the market price of our common stock. We calculated the grant date fair value for stock options granted in fiscal 2008 based upon the valuation assumptions set forth below.

Fiscal
2008

Expected volatility	53.0%
Risk-free interest rate	3.58%
Expected term (years)	5.1 - 5.3
Expected dividend yield	0.0%

(4)	For Mr. Aquino, the amount reported represents the aggregate sales incentive compensation earned during fiscal 2010 as a result of his achievement of certain sales performance measures described in “Compensation Discussion and Analysis — Annual Performance-Based Cash Incentive Bonuses and Sales Commissions” above. Quarterly payments during fiscal 2010 were as follows:

	Fiscal 2010
	Sales Incentive Compensation
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Michael G. Aquino	$62,114	$72,657	$64,669	$69,975

(5)	All other compensation includes the following for each Named Executive Officer (as applicable) during fiscal 2010:

(a)	For Mr. Aquino, costs associated with annual physical examination based on the amount paid for such service.

(b)	For Mr. Smith, reimbursement of costs associated with financial planning and tax preparation services. Our Named Executive Officers are currently eligible to select their own provider for these services, subject to reimbursement costs not to exceed $10,000.

(c)	For each Named Executive Officer, Section 401(k) plan matching contributions paid by us and generally available to all full-time U.S. employees, or in the case of Mr. Morin, contributions paid by us to a defined contribution pension plan that covers Ciena’s employees based in Canada.

(d)	Gross-up for tax purposes to Named Executive Officers identified above that used financial planning and tax preparation services above.

Grants of Plan-Based Awards

The following table sets forth information regarding equity and non-equity incentive awards granted to each of the NEOs during fiscal 2010. For fiscal 2010, these awards include cash incentive compensation awards, including sales incentive compensation, and restricted stock unit awards.

Non-Equity Incentive Plan Awards.  Non-equity incentive plan awards for fiscal 2010 represent the estimated range of potential payouts possible under our annual cash incentive bonus plan for performance during the second half of fiscal 2010, assuming “threshold”, “target,” and “maximum” payments possible upon satisfaction of applicable performance measures. As more fully described in “Compensation Discussion and Analysis,” the Compensation Committee revised the structure of the annual cash incentive bonus plan for fiscal 2010, in part, to reduce operating expense. Among other things, and in recognition of the magnitude of the potential acquisition of the MEN Business, the Compensation Committee determined to use two “half-year” plan periods (rather than its historical quarterly approach). Certain officers of Ciena, including the Named Executive Officers, were not eligible for a bonus award for the first half of fiscal 2010. In addition, bonus payment opportunities for fiscal 2010 were reduced by 50% upon achievement of the target. The effect of these decisions meaningfully reduced the non-equity incentive opportunity for those Named Executive Officers participating in the plan as compared to fiscal 2009.

With respect to that portion of the target bonus opportunity associated with the second half of fiscal 2010, bonus opportunities were payable at each of the threshold, target and maximum levels as set forth below, with payments interpolated for performance results falling between the designated levels:

	Second Half Fiscal 2010
	Incentive Bonus Plan
	Perf. Goal	Target
	Achieved	Bonus Payable

Threshold	50%	25%
Target	100%	50%
Maximum	≥200%	100%

For each Named Executive Officer other than Mr. Aquino, the “threshold,” “target” and “maximum” values in the table below are calculated by multiplying each person’s annual base salary by their target bonus opportunity (expressed as a percentage of annual base salary) by the applicable target bonus payable factor above, and giving effect to the ineligibility of the NEO’s under the plan for the first half-year of fiscal 2010. For purposes of the table below, Mr. Morin’s estimated possible bonus payouts are converted to U.S. dollars based on the average exchange rate for fiscal 2010.

For Mr. Aquino, the table includes the estimated range of annual sales incentive compensation payable during fiscal 2010, assuming “threshold”, “target” and “maximum” payments possible upon satisfaction of applicable performance measures in each of our four fiscal quarters. Mr. Aquino’s sales incentive compensation program also utilized two, half-year performance periods. For a description of the applicable threshold and target levels, and Mr. Aquino’s compensation programs for the first and second half of fiscal 2010, see “Compensation Discussion and Analysis — Annual Performance-Based Cash Incentive Bonuses and Sales Commissions” above. The table below reflects threshold payments based on the achievement of both the sales orders and gross margin dollars targets.

The actual amounts earned by the NEOs during fiscal 2010 are set forth in the “Non-Equity Incentive Compensation” column of the “Summary Compensation Table” above. Except for sales incentive compensation paid to Mr. Aquino, the NEO’s did not receive any cash incentive payments during fiscal 2010. Ciena’s cash incentive programs in the table below were specific to fiscal 2010 and there are no additional or future payouts to the NEOs pursuant to the non-equity incentive plan awards granted for fiscal 2010.

Equity Awards.  During fiscal 2010, all equity awards granted to the Named Executive Officers (other than Mr. Morin) were granted under our 2008 Plan. As described above, restricted stock units issued to Mr. Morin were granted under the 2010 Plan, which was adopted in connection with the completion of Ciena’s acquisition of the MEN Business.

For each equity award made to our NEOs during fiscal 2010 (other than Mr. Morin), the date the award was approved by our Compensation Committee was the same as the grant date. The RSU award granted to Mr. Morin on March 19, 2010 was approved by the Board on January 13, 2010 and made prospectively as of April 1, 2010, with the grant conditioned upon the successful closing of Ciena’s acquisition of the MEN Business.

During fiscal 2010, we made equity awards to our NEOs solely in the form of restricted stock units (RSUs). Each RSU represents a contractual right to receive one share of our common stock. Except as noted below, the RSU awards granted to the NEOs in fiscal 2010, vest over a four-year term, with one-sixteenth of the grant amount vesting four times each calendar year. Consistent with Ciena’s new hire grant practices, the RSU award granted to Mr. Morin vests over a four-year term, with the first one-quarter of the grant amount vesting on the first anniversary of the grant date and the remainder vesting in equal one-twelfth amounts four times each calendar year of the subsequent three-year period. As described in “Compensation Discussion and Analysis” above, a supplemental equity award issued to Mr. Moylan in July 2010 has a one-year vesting term.

Calculation of Grant Date Fair Value.  The amounts reported in the “Grant Date Fair Value” column reflect, for each equity award granted in fiscal 2010. The Grant Date Fair Value will likely vary from the amount actually realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the timing of any sale of shares, and the price of our common stock. For RSUs, we calculate grant date fair value by multiplying the number of shares granted by the closing price per share of our common stock on the grant date.

Grants of Plan-Based Awards

										All Other
			Estimated Possible			Estimated Future			All Other Stock	Option Awards:
			Payouts Under			Payouts Under			Awards: Number	Number of
			Non-Equity Incentive			Equity Incentive			of Shares	Securities	Exercise or Base	Full Grant
			Plan Awards			Plan Awards			of Stock or	Underlying	Price of Option	Date Fair
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock Units	Options	Awards	Value
Name	Type of Award	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Gary B. Smith	RSU	12/16/2009	—	—	—	—	—	—	136,000	—	—	$1,491,920

	Incentive Cash	5/26/2010	$81,250	$162,500	$325,000

James E. Moylan, Jr.	RSU	12/16/2009	—	—	—	—	—	—	68,000	—	—	$745,960

	RSU	7/28/2010	—	—	—	—	—	—	7,700	—	—	$101,563

	Incentive Cash	5/26/2010	$36,094	$72,188	$144,375

Stephen B. Alexander	RSU	12/16/2009	—	—	—	—	—	—	60,000	—	—	$658,200

	Incentive Cash	5/26/2010	$37,500	$75,000	$150,000

Michael G. Aquino	RSU	12/16/2009	—	—	—	—	—	—	48,000	—	—	$526,560

	Incentive Cash	12/8/2009 5/26/2010	$189,000	$315,000	n/a

Philippe Morin	RSU	4/1/2010	—	—	—	—	—	—	100,000	—	—	$1,508,000

	Incentive Cash	5/26/2010	$42,721	$85,442	$170,883	—	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award-by-award basis, information related to unexercised options and unvested stock awards held by each NEO as of the end of fiscal 2010. The vesting conditions for each award, including the identification of those awards that are subject to accelerated performance-based vesting conditions, are set forth in the footnotes below the table. The market value of equity awards that have not vested is calculated by multiplying the number of shares by $13.81, the closing market price per share of our common stock on The NASDAQ Stock Market on October 29, 2010, the last trading day of fiscal 2010. Each of the stock options in the table below has a ten-year term from the grant date and an exercise price equal to the closing price on the grant date. All of the options held by our NEOs at fiscal year end were “out of the money” and had no intrinsic value for purposes of the table below.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
									Market
									Value of
		Number of	Number of				Number of		Shares or
		Securities	Securities				Shares or		Units of
		Underlying	Underlying				Units of		Stock
		Unexercised	Unexercised		Option		Stock That		That
		Options	Options		Exercise		Have Not		Have Not
		(#)	(#)		Price	Option	Vested		Vested
Name	Grant Date	Exercisable	Unexercisable		($)	Expiration Date	(#)		($)

Gary B. Smith	12/18/2007	48,875	20,125	(1)	$35.21	12/18/2017
	12/18/2006	71,875	3,125	(2)	$27.88	12/18/2016
	11/2/2005	57,037	—		$16.52	11/2/2015
	12/9/2003	32,857	—		$47.32	12/9/2013
	11/19/2002	100,000	—		$31.71	11/19/2012
	3/12/2002	100,000	—		$72.03	3/12/2012
	10/16/2001	88,442	—		$114.66	10/16/2011
	12/16/2009						110,500	(5)	$1,526,005
	12/16/2008						208,334	(6)	$2,877,093
	12/18/2007						7,187	(7)	$99,252
	12/18/2007						28,500	(8)	$393,585
	12/18/2006						20,000	(9)	$276,200
James E. Moylan, Jr.	12/18/2007	24,792	10,208	(1)	$35.21	12/18/2017
	7/28/2010						5,775	(3)	$79,753
	12/16/2009						55,250	(5)	$763,003
	12/16/2008						83,334	(6)	$1,150,843
	12/18/2007						10,937	(7)	$151,040

		Option Awards					Stock Awards
									Market
									Value of
		Number of	Number of				Number of		Shares or
		Securities	Securities				Shares or		Units of
		Underlying	Underlying				Units of		Stock
		Unexercised	Unexercised		Option		Stock That		That
		Options	Options		Exercise		Have Not		Have Not
		(#)	(#)		Price	Option	Vested		Vested
Name	Grant Date	Exercisable	Unexercisable		($)	Expiration Date	(#)		($)

Stephen B. Alexander	12/18/2007	33,292	13,708	(1)	$35.21	12/18/2017
	12/18/2006	28,750	1,250	(2)	$27.88	12/18/2016
	11/2/2005	39,285	—		$16.52	11/2/2015
	12/10/2004	17,857	—		$19.95	12/10/2014
	12/9/2003	7,857	—		$47.32	12/9/2013
	11/19/2002	42,857	—		$31.71	11/19/2012
	3/12/2002	53,571	—		$72.03	3/12/2012
	10/16/2001	34,942	—		$114.66	10/16/2011
	12/16/2009						48,750	(5)	$673,238
	12/16/2008						104,167	(6)	$1,438,546
	12/18/2007						5,000	(7)	$69,050
	12/18/2007						19,500	(8)	$269,295
	12/18/2006						16,667	(9)	$230,171
Michael G. Aquino	12/18/2007	30,458	12,542	(1)	$35.21	12/18/2017
	12/18/2006	28,750	1,250	(2)	$27.88	12/18/2016
	6/1/2006	19,643	—		$31.43	6/1/2016
	10/26/2005	5,417	—		$17.43	10/26/2015
	6/10/2005	917	—		$16.52	6/10/2015
	10/26/2004	781	—		$16.87	10/26/2014
	11/5/2003	2,820	—		$46.90	11/5/2013
	5/14/2003	1,785	—		$38.85	5/14/2013
	5/20/2002	12,685	—		$48.30	5/19/2012
	12/16/2009						39,000	(5)	$538,590
	12/16/2008						54,167	(6)	$748,046
	12/18/2007						4,375	(7)	$60,419
	12/18/2007						18,000	(8)	$248,580
	12/18/2006						10,000	(9)	$138,100
Philippe Morin	4/1/2010						100,000	(4)	$1,381,000

(1)	Remaining unvested options granted on December 18, 2007 vest in equal monthly amounts from November 1, 2010 through December 1, 2011. Remaining unvested options granted to Mr. Moylan vest in equal monthly amounts from November 18, 2010 through December 18, 2011.

(2)	Remaining unvested options granted on December 18, 2006 vest in equal monthly amounts from November 1, 2010 through December 1, 2010.

(3)	Remaining unvested RSUs granted to Mr. Moylan on July 28, 2010 vest in equal amounts on December 20, March 20, June 20 and September 20, through June 20, 2011.

(4)	RSUs granted to Mr. Morin on April 1, 2010 will vest as to one quarter of the grant amount on June 20, 2011 and in equal amounts on March 20, June 20, September 20 and December 20 through June 20, 2014.

(5)	Remaining unvested RSUs granted on December 16, 2009 vest in equal amounts on March 20, June 20, September 20 and December 20 through December 20, 2013.

(6)	Remaining unvested RSUs granted on December 16, 2008 vest in equal amounts on March 20, June 20, September 20 and December 20 through December 20, 2011.

(7)	Remaining unvested RSUs granted on December 18, 2007 vest in equal amounts on March 20, June 20, September 20 and December 20 through December 20, 2011.

(8)	Remaining unvested PARS granted on December 18, 2007 vest in their entirety on December 20, 2011.

(9)	Remaining unvested PARS granted on December 18, 2006 vested in their entirety on December 20, 2010.

Option Exercises and Stock Vested

The following table sets forth, as to each NEO, information related to stock options exercised and stock awards that vested during fiscal 2010. No stock options were exercised by the Named Executive Officers during fiscal 2010. The value realized upon vesting of stock awards is a pre-tax amount determined by multiplying the number of shares of stock vested during fiscal 2010 by the closing price per share on the vesting date for that award. Information as to value does not take into account reductions related to withholding tax, brokerage commissions or fees, or forfeiture or other disposition of shares to cover these amounts.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Gary B. Smith	—	—	246,416	$3,361,140
James E. Moylan, Jr.	—	—	90,091	$1,274,604
Stephen B. Alexander	—	—	134,750	$1,811,704
Michael G. Aquino	—	—	85,173	$1,140,814
Philippe Morin	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes and quantifies the estimated compensation payments and benefits that would be paid to our Named Executive Officers in each of the following situations:

•	upon death or disability;

•	upon a change in control in Ciena; and

•	upon a termination of employment following a change in control of Ciena.

We do not maintain employment agreements with our executive officers, including the NEOs. The information below describes those limited instances in which our NEOs would be entitled to payments following a termination of employment and/or upon a change in control of Ciena. Our NEOs are “at will” employees and, except as otherwise described below, they are only entitled to payment of accrued salary and vacation time, on the same terms as provided to our other employees, upon any resignation, retirement or termination of employment, with or without cause. Except as otherwise noted below, the calculations below do not include any estimated payments for those benefits that we generally make available on the same terms to our full-time, non-executive employees in the United States.

The estimated payments below are calculated based on compensation arrangements in effect as of the last day of our fiscal 2010 and assume that the triggering event occurred on such date. The estimated payment amounts are based on a Ciena common stock price of $13.81; the closing price per share of our common stock on The NASDAQ Stock Market on October 29, 2010, the last trading day of our fiscal 2010. Our estimates of potential payments are further based on the additional assumptions specifically set forth in the tables below. Although these calculations are intended to provide reasonable estimates of potential compensation benefits payable, the estimated payment amounts may differ from the actual amount that any individual would receive upon termination or the costs to Ciena associated with continuing certain benefits following termination of employment.

Payments Upon Death or Disability

Stock awards, including RSUs, PARS and performance stock unit (PSU) awards, granted under our 2008 Plan and 2010 Plan provide for the acceleration of vesting of any awards that would otherwise vest in the 12 months of vesting following a termination of service resulting from the holder’s death or disability. Acceleration of vesting upon death or disability applies to all employees under these plans, not just our NEOs. Under the 2008 Plan, a disability is defined as inability to perform each of the essential duties of that person’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months. For each NEO, the amount in the table below reflects the value of the NEO’s stock awards that are subject to acceleration of vesting upon death or disability multiplied by $13.81 per share, the closing price per share of our common stock on The NASDAQ Stock Market on October 29, 2010, the last trading day of our fiscal 2010.

Acceleration of Vesting of Stock Awards Upon Termination Due to Death or Disability

Value of
Stock Award Acceleration
Name	($)

Gary B. Smith	$2,771,211
James E. Moylan, Jr.	$1,235,194
Stephen B. Alexander	$1,357,993
Michael G. Aquino	$764,163
Philippe Morin	$431,563

Payments Upon Change in Control

During fiscal 2010, we entered into amended and restated change in control severance agreements with our executive officers, including each of our NEOs. These agreements provide that upon a “change in control,” any performance-based equity awards (including awards that provide for performance-based vesting or acceleration of vesting, such as PARS and PSUs), to the extent unvested, will be converted into awards with time-based vesting conditions. For these converted awards, the unvested portion will be deemed to have commenced vesting on the grant date, with vesting continuing as to one-sixteenth of the grant amount at the end of each three-month period following the grant date. Converting these awards will cause certain unvested awards to become immediately exercisable or vested upon a change in control.

In addition, under the terms of certain of our legacy equity incentive plans and stock option award agreements, certain outstanding stock options held by employees, including our NEOs, are subject to 12 months acceleration of vesting upon a change in control of Ciena. As noted in the table below, because such stock options were “underwater” as of the end of fiscal 2010 (meaning exercise prices of these awards exceeded the market price of our common stock), no value would have been realized based upon acceleration of stock options if there had been a change of control as of October 31, 2010.

The following table shows, for each NEO, the estimated value of: (i) the conversion of performance-based equity awards, and the resulting acceleration of vesting of these awards, and (ii) the 12 months’ acceleration of vesting for stock options, in each case, assuming that there was a change in control of Ciena on the last day of our fiscal 2010 and that the acquiror has assumed or provided substitute awards for our outstanding equity awards (see also the “Acceleration of Vesting of Equity Awards Resulting from Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror” table below). The value of stock awards is determined based on the number of shares subject to acceleration of vesting, multiplied by $13.81 per share, the closing price per share of our common stock on The NASDAQ Stock Market on October 29, 2010, the last trading day of our fiscal 2010. The value of stock options is determined based on the number of shares subject to acceleration of vesting, multiplied by the difference between the actual exercise price of each award and $13.81 per share. Conversion of performance-based stock awards and acceleration of stock option vesting upon a change in control does not require termination of employment.

Acceleration of Vesting of Equity Awards Upon Change in Control

						Accelerated Vesting of
			Conversion of Performance-Based			Option Awards Upon
			Stock Awards Upon Change in Control			Change in Control
				Shares		Number of
				Subject to		Shares
			Shares	Accelerated	Value	Subject to	Value
			Subject to	Vesting Upon	Realized on	Accelerated	Realized on
		Type of	Conversion	Conversion	Acceleration	Vesting	Acceleration
Name	Grant Date	Award	(#)	(#)	($)	(#)	($)

Gary B. Smith	12/18/2007	PARS	28,500	19,594	$270,590
	12/18/2006	PARS	20,000	18,750	$258,938
	12/18/2007	Option				3,125	$—
	12/18/2006	Option				17,250	$—

James E. Moylan, Jr.	12/18/2007	Option				8,750	$—

Stephen B. Alexander	12/18/2007	PARS	19,500	13,406	$185,140
	12/18/2006	PARS	16,667	15,625	$215,786
	12/18/2007	Option				11,750	$—
	12/18/2006	Option				1,250	$—

Michael G. Aquino	12/18/2007	PARS	18,000	12,375	$170,899
	12/18/2006	PARS	10,000	9,375	$129,469
	12/18/2007	Option				10,750	$—
	12/18/2006	Option				1,250	$—

Payments Upon Change in Control Where Equity Awards are not Assumed or Substituted

Upon a change in control where the acquiror does not assume Ciena’s outstanding unvested awards or replace them with substitute awards, our current and legacy equity compensation plans provide for acceleration of vesting, or defer any determination of any acceleration of vesting generally to the discretion of our Compensation Committee. This is a typical provision in the design of equity plans and intended to protect the interests of executive and non-executive employees alike. Moreover, we consider the likelihood of such treatment of equity awards by an acquiror in a change in control to be remote. In the table below, however, for illustrative purposes, we have calculated the estimated payments assuming the full acceleration of outstanding awards upon a change in control where the acquiror neither assumes outstanding awards nor provides substitute awards.

Because all options held by our NEOs were underwater as of the end of fiscal 2010, no value would have been realized based on the acceleration of options if there had been a change of control as of October 31, 2010 where equity awards are not assumed or substituted. Stock awards subject to accelerated vesting have been valued at $13.81 per share, the closing price per share of our common stock on The NASDAQ Stock Market on October 29, 2010, the last trading day of our fiscal 2010.

Acceleration of Vesting of Equity Awards Upon Change in Control
Where Equity Awards are not Assumed or Replaced by Acquiror

	Value of	Value of
	Stock	Stock
	Option	Award
	Acceleration	Acceleration
Name	($)	($)

Gary B. Smith	—	$5,172,135
James E. Moylan, Jr.	—	$2,144,638
Stephen B. Alexander	—	$2,680,300
Michael G. Aquino	—	$1,733,735
Philippe Morin	—	$1,381,000

Payments Upon Termination Following Change in Control

Our change in control severance agreements also provide our executive officers, including each of our NEOs, with severance benefits in the event that his or her employment is terminated by us or any successor entity without “cause,” or, by the officer for “good reason,” within one year following a “change in control.” We refer to this double trigger event, which requires both a change in control of Ciena and a subsequent termination of employment, as a “covered termination.” Severance benefits may also apply where the officer is terminated in advance of a change in control and the officer can reasonably demonstrate that his or her termination was in connection with or in anticipation of the change in control. Our change in control severance agreements continue in effect for a three-year term through October 31, 2013 (provided that the term is subject to an automatic extension in the event that Ciena is in active negotiations regarding, or has entered into a definitive agreement with respect to a change of control transaction) and for up to a period of 12 months following a change in control.

Payment of any severance benefits pursuant to the change in control severance agreements (to the extent permissible under applicable law), is conditioned upon the officer agreeing to be bound by provisions restricting his or her ability to compete with us, and to solicit our employees or business, for one year after termination (eighteen months for Gary Smith), as well as the officer’s delivery to us of a general release and waiver of claims. In the event of a breach of these provisions, the officer must reimburse all severance benefits paid. The severance benefits described below are to be paid by us or our successor upon a covered termination.

Salary and Bonus Payment.  Pursuant to his change in control severance agreement, upon a covered termination, Mr. Smith would be entitled to receive a lump sum payment equal to 2.5 times his annual base salary and annual target incentive bonus. Our other NEOs would be entitled to receive a lump sum payment equal to 1.5 times their annual base salary and annual target incentive bonus or commission. The base salary and bonus payments in both instances above would be determined based on the salary rate and incentive compensation program in effect immediately prior to either the date of termination or the effective date of the change in control, whichever is higher. Bonus amounts are to be paid at the “target” level.

Continuation of Benefits.  Upon a covered termination, each NEO and his or her family would be eligible to continue to participate in our group medical, dental and vision plans until the earlier of the eighteen months from the covered termination or the date of such officer’s commencement of alternate employment. If we cannot continue benefits coverage, we are obligated to pay for or provide equivalent coverage at our expense. During fiscal 2010, these agreements were amended to remove Ciena’s obligation to pay the officer, on a “grossed-up” basis at the highest marginal income tax rate for individuals, an amount sufficient to cover any additional taxes incurred due to income realized from continued benefits coverage, solely to the extent such taxes result from non-employee status. The agreements continue to provide for Ciena to maintain director and officer insurance coverage for the NEOs as well as any indemnification agreement we have entered into with them.

Acceleration of Vesting of Equity Awards.  Upon a covered termination, all unvested options and stock awards (including RSUs, PARS and PSUs) held by each NEO would immediately vest and become exercisable.

Applicability of Excise Taxes.  Should any payment of severance benefits to our NEOs pursuant to the change in control severance agreements be subject to excise tax imposed under federal law, or any related interest or penalties, the change in control severance agreements provide that the payments would be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt of a greater amount by the NEO. This “best choice” mechanism above does not require Ciena to pay any excise taxes, or to make any gross-up payments related to excise taxes resulting from any payment of severance benefits. Under the change in control severance agreements, responsibility for any excise taxes remains with the employee.

See “Applicable Definitions” below to better understand the meaning of the terms “change in control,” “cause” and “good reason” under our change in control severance agreements.

The following table shows the estimated value of the aggregate payments that would be paid to each NEO pursuant to the change in control severance agreements upon a covered termination. As a result, the total amount below also includes the value realized upon a change in control and reported in the table above in “Payments Upon Change in Control.”

Potential Payments Upon “Covered Termination”

	Salary and	Continuation	Value
	Bonus	of Benefits	of Equity
	Payment	Coverage	Acceleration
Name	($)(1)	($)(2)	($)(3)	Total

Gary B. Smith	$3,250,000	$9,361	$5,172,136	$8,431,497
James E. Moylan, Jr.	$1,010,625	$8,862	$2,144,638	$3,164,125
Stephen B. Alexander	$1,050,000	$9,361	$2,680,300	$3,739,661
Michael G. Aquino	$945,000	$9,361	$1,733,736	$2,688,097
Philippe Morin	$1,196,181	$9,836	$1,381,000	$2,587,017

(1)	Reflects pre-tax severance payments to each NEO based upon: (a) annual salary in effect as of the end of fiscal 2010; and (b) annual cash incentive compensation payable during fiscal 2010 at the target level (excluding, for purposes of this table, the effect of the ineligibility of the NEO’s during the first half of fiscal 2010 and the reduced 50% payment factor used by the Compensation Committee to structure the cash incentive bonus plan during fiscal 2010). For Mr. Morin, the amount is calculated using the average exchange rate for fiscal 2010.

(2)	Includes aggregate incremental costs for continuation of medical and dental benefits as assumed for financial statement reporting purposes, assuming we are able to continue such existing coverage, continuation costs are commensurate with costs incurred for such coverage during fiscal 2010 despite the NEO’s non-employee status.

(3)	Reflects the conversion of performance-based stock awards upon change in control and value associated with the resulting acceleration of vesting as described in “Payments Upon Change in Control” above, together with the acceleration of stock awards and stock options upon a covered termination. The value of stock option acceleration reflects the number of shares underlying stock option, multiplied by the difference between the actual exercise price of each award and $13.81 per share. None of the NEO’s held stock options with exercise prices below $13.81 as of the end of fiscal 2010.

Applicable Definitions

For purposes of determining whether a change in control or covered termination has occurred under the change in control severance agreements, the following terms generally have the following meanings:

“Cause” means:

•	the officer’s willful and continued failure substantially to perform the duties of his position, as determined by the Board of Directors following written notice to the officer;

•	any willful act or omission constituting dishonesty, fraud or other malfeasance;

•	any willful act or omission constituting immoral conduct or gross misconduct;

•	any willful material violation of our Code of Business Conduct and Ethics or Proprietary Information, Inventions and Non-Solicitation Agreement;

•	the officer’s conviction of, or plea of nolo contendere to, a felony or crime of moral turpitude under federal or state law or the laws of any other jurisdiction in which Ciena conducts business.

“Good reason” means:

•	removal from, or failure to be reappointed or reelected to, the officer’s principal position held immediately prior to the change in control;

•	material diminution in the officer’s position, duties or responsibilities, or the assignment of duties that are inconsistent, in any material respect, with those held immediately prior to the change in control;

•	material reduction in base salary, incentive compensation opportunity or participation in other long-term incentive or benefit plans as in effect immediately before the change in control;

•	relocation of principal workplace, without the officer’s consent, by more than 50 miles; or

•	the failure to obtain the assumption of the change in control severance agreement by any successor company.

“Change in control” means:

•	the direct or indirect sale or exchange by our stockholders of all or substantially all of our outstanding stock, or a merger or consolidation, transaction, in each case, where the stockholders before such transaction do not retain at least a majority voting interest in the acquiring corporation after such transaction;

•	the sale, exchange or transfer of all or substantially all of our assets;

•	a change in the composition of the Board within a two-year period, as a result of which less than a majority of the directors are incumbent directors (as defined in the agreement);

•	our liquidation or dissolution; or

•	any other event determined to be a change in control by our Board of Directors.

In each case, the determination of whether a “change in control” has occurred shall be made without regard to whether such events were hostile or against the position of the Board or were approved or concurred by the Board.

PROPOSAL NO. 4

AN ADVISORY VOTE APPROVING OUR EXECUTIVE COMPENSATION

Ciena is required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, to seek a non-binding advisory vote from its stockholders to approve the compensation paid to its Named Executive Officers as disclosed in this proxy statement. We encourage stockholders to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement for a more detailed discussion of our compensation programs and policies, the compensation and governance-related actions taken in fiscal 2010 and the compensation awarded to our Named Executive Officers.

Ciena actively reviews and assesses its executive compensation program in light of the industry in which it operates, the marketplace for executive talent in which it competes, and evolving compensation governance and best practices. Ciena is focused on compensating its executive officers fairly and in a manner that promotes our compensation philosophy. Specifically, Ciena’s compensation program for executive officers focuses on the following principal objectives:

•	align executive compensation with stockholder interests;

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical corporate objectives and the profitable growth of Ciena; and

•	reward employees for individual, functional and corporate performance.

Our Board of Directors believes that Ciena’s executive compensation program satisfies these objectives, properly aligns the interests of our executive officers with those of our stockholders, and is worthy of stockholder support. In determining whether to approve this proposal, we believe that stockholders should consider the following:

•	Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that is not permitted to perform any additional services for Ciena management.

•	Fiscal 2010 Compensation. Base salaries and target incentive bonus opportunities were not increased for the Named Executive Officers in fiscal 2010, and no cash incentive payments were made to executive officers under the cash incentive bonus plan in fiscal 2010. Further, equity awards granted in fiscal 2010 reflected significantly reduced values, representing less than 50% of those awards granted to the Named Executive Officers in fiscal 2009.

•	Performance-Based Incentive Compensation. Elements of performance-based, incentive compensation are largely aligned with financial and operational objectives established in the Board-approved annual operating plan.

•	No Employment Agreements. Our executive officers do not have employment agreements or supplemental executive retirement plans.

•	Limited Perquisites. Our executive officers are eligible for the same benefits as non-executive, salaried employees, and receive limited perquisites consisting of an annual physical examination and limited tax and financial planning services.

•	Elimination of Tax Gross-ups. Starting in 2011, executive officers will not be eligible for a tax related gross-up on any element of current compensation.

•	“Double Trigger” Severance Agreements with Fixed Term. Ciena’s change in control severance agreements with executive officers require an actual or constructive termination of employment before benefits are paid following any change in control of Ciena. These agreements also include a fixed, three-year term providing for the sunset and reconsideration of these benefits by the Compensation Committee.

•	Equity Plans. Our equity plans include three-year minimum vesting periods for time-based awards, prohibit repricing or exchange of outstanding option awards, require options be granted with exercise prices at fair market value and do not include any liberal share recycling provisions.

•	Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines described in “Compensation Discussion and Analysis.”

•	Recoupment or “Clawback” Features. Since 2008, Ciena has maintained a recoupment policy for equity and cash awards under the 2008 Plan that is broader than legally required, and the Committee has confirmed its intent to modify its existing compensation plans in accordance with and following the SEC’s final rulemaking to implement certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

For these reasons, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Ciena’s Named Executive Officers, as disclosed in Ciena’s 2011 proxy statement pursuant to the rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures under the heading “Executive Compensation Tables”).”

Although this vote is advisory and is not binding on the Board, the Compensation Committee of the Board values the input and views of Ciena stockholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration when considering future executive compensation policies and decisions.

Proposal No. 4 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the advisory approval of our executive compensation.

PROPOSAL NO. 5

AN ADVISORY VOTE APPROVING FREQUENCY
OF STOCKHOLDERS’ ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

As required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, Ciena is seeking a non-binding, advisory vote on the frequency with which it will seek the non-binding stockholders’ advisory vote on executive compensation (commonly referred to as “say-on-pay”), similar to Proposal No. 4 in this proxy statement. Ciena is required to hold the say-on-pay vote at least once every three years. Accordingly, stockholders may vote that this advisory vote on executive compensation be held in the future as follows:

•	Every year;

•	Every two years; or

•	Every three years.

Stockholders may also abstain from voting on this proposal. In considering your vote, you may wish to review the information presented in connection with Proposal No. 4 in this proxy statement, as well as the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement, which provide a more detailed discussion of our executive compensation programs and policies.

Our Board of Directors has determined that holding a “say-on-pay” vote every three years is most appropriate for Ciena and recommends that you vote to hold such advisory vote in the future every third year, for the following reasons.

First, the Board believes that holding an advisory vote every three years offers the closest alignment with Ciena’s approach to executive compensation and the underlying philosophy of our Compensation Committee. Specifically, our executive compensation programs are designed to enhance the long-term growth of Ciena and reward performance over a multi-year period. For example, the stock awards granted to our executive team generally have four-year vesting periods, and the performance stock awards granted to our executives in fiscal 2011 included a performance period over multiple fiscal years. The Board believes that there is some risk that an annual advisory vote on executive compensation could lead to a short-term stockholder perspective regarding executive compensation that does not align well with the longer-term approach used by our Compensation Committee. We believe a three-year cycle for the stockholder advisory vote will provide investors the most meaningful timing alternative by which to evaluate the effectiveness of our executive compensation strategies and their alignment with Ciena’s performance, financial results and business.

Second, the Board believes that a triennial “say on pay” vote would not foreclose stockholder engagement on executive compensation during interim periods. Specifically, Ciena provides stockholders with other meaningful means by which to share their views about our executive compensation practices. Stockholders can currently provide input to the Board by communicating directly with the Board, its committees or individual directors as indicated in “Corporate Governance and the Board of Directors — Communicating with the Board of Directors” above. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate their views on Ciena’s executive compensation programs.

The Board weighed these reasons against the arguments in support of conducting the advisory vote annually. In particular, the Board considered the value of the opportunity for stockholder input at each annual meeting, as well as the belief that annual votes would promote greater accountability on executive compensation. Although the Board believes that these and other positions put forth in favor of an annual “say on pay” vote are not without merit, on balance, the Board believes that a triennial approach is most appropriate for Ciena and recommends that voting alternative to stockholders. The Governance and Nominations Committee of the Board of Directors intends to periodically reassess that view and, if it determines appropriate, may provide for an advisory vote on executive compensation on a more frequent basis.

Because this proposal is advisory, it will not be binding and the Board and its Committee on Governance and Nominations may determine to hold a “say-on-pay” vote more or less frequently than the option selected by our stockholders. However, the Board values stockholders’ opinions and the Board will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Proposal No. 5 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “EVERY THREE YEARS” on the frequency of the stockholders’ advisory vote on our executive compensation in the future.

POLICY FOR RELATED PERSON TRANSACTIONS

Ciena did not engage in any related person transactions during fiscal 2010 under applicable SEC rules. The Board of Directors has adopted a written Policy for Related Person Transactions. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any related party transaction or series of transactions in which: (i) Ciena was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.

For purposes of the policy, a related person is one of the following:

•	any Ciena director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act);

•	any immediate family member of a Ciena director, nominee for director or executive officer;

•	any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to Ciena as a beneficial owner of more than 5% of its voting common stock; and

•	any immediate family member of significant stockholder.

Under the policy, all related person transactions above a certain de minimis threshold are required to be approved or ratified by the Audit Committee, or another committee consisting solely of independent directors. As a general rule, any director who has a direct or indirect material interest in the related person transaction should not participate in the consideration of whether to approve or ratify the transaction. Prior to entering into a related person transaction, the material facts regarding the transaction, including the interest of the related person, must be presented to the Audit Committee for review. The Committee will consider whether the related person transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the Committee approves a related person transaction, it will report the action to the full Board of Directors, and Ciena will disclose the terms of related person transactions in its filings with the SEC to the extent required.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of the end of fiscal 2010, with respect to the shares of Ciena common stock that may be issued under Ciena’s existing equity compensation plans.

	Number of securities to		Number of securities remaining
	be issued upon exercise	Weighted average exercise	available for future issuance under
	of outstanding options,	price of outstanding options,	equity compensation plans (excluding
Plan category	warrants and rights	warrants and rights	securities reflected in Column (A)
	(A)	(B)	(C)

Equity compensation plans approved by stockholders(1)	2,824,906	$39.94	9,295,754 (2)
Equity compensation plans not approved by stockholders(3)	2,177,348	$42.27	745,000 (4)
Total	5,002,254	$40.96	10,040,754

(1)	Consists of awards outstanding under the following equity compensation plans:

•	2008 Plan

•	2000 Equity Incentive Compensation Plan;

•	1994 Third Amended and Restated Stock Option Plan;

•	1996 Outside Directors Stock Option Plan; and

•	ESPP.

Awards outstanding in column (A) do not include approximately 3.7 million shares underlying RSU awards issued and outstanding at the end of fiscal 2010.

(2)	As of October 31, 2010, column (C) reflects approximately 5.8 million and 3.5 million shares available for issuance under the 2008 Plan and ESPP, respectively. Pursuant to the terms of the 2008 Plan, if any shares covered by an award under the 2008 Plan or a “prior plan” (as such term is defined in the 2008 Plan) are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock covered by that award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2008 Plan. The ESPP includes an evergreen feature, pursuant to which, on December 31 of each year, the number of shares available for issuance annually increases by up to 571,428 shares, provided that the total number of shares available for issuance at any time under the ESPP may not exceed 3,571,428 shares.

(3)	Consists of awards outstanding under the following equity compensation plans:

•	2010 Plan,

•	1999 Non-Officer Stock Option Plan; and

•	the following equity compensation plans assumed by Ciena in connection with acquisitions: the Internet Photonics, Inc. 2000 Corporate Stock Option Plan, the Catena Networks, Inc. 1998 Equity Incentive Plan and the World Wide Packets, Inc. 2000 Stock Incentive Plan.

Awards outstanding in column (A) do not include approximately 1.5 million shares underlying RSU awards issued and outstanding at the end of fiscal 2010.

(4)	Consists of shares remaining available for future issuance under our 2010 Plan, which expires on March 19, 2011.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some proposals by stockholders may be eligible for inclusion in our proxy statement for the 2012 Annual Meeting. Submitted stockholder proposals must include proof of ownership of Ciena common stock in accordance with Rule 14a-8(b)(2). These submissions must comply with the rules of the SEC for inclusion in our proxy statement and must be received no later than October 6, 2011. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before our 2012 Annual Meeting, but you do not intend to have your proposal included in our 2012 proxy statement, your proposal must be delivered no earlier than November 23, 2011 and no later than December 23, 2011. If the date of our 2012 Annual Meeting of stockholders is more than 30 calendar days before or more than seventy days after the anniversary date of the Annual Meeting, your submission must be delivered not earlier than 120 days prior to such Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the tenth day following the public announcement of the date of such meeting.

To submit a proposal or nomination, stockholders should provide written notice to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. During fiscal 2008, we amended our bylaws to clarify the applicability of Ciena’s advance notice provision to all stockholder proposals, whether or not submitted for inclusion in Ciena’s proxy statement. As amended, Article I, Section 4(A)(3)(c) of the bylaws, governing stockholder submission of a proposal or nomination of a person for election as a director, requires a stockholder to include the following information in the notice provided to Ciena:

•	the name and address of such stockholder and any beneficial owner;

•	the class and number of shares that are owned beneficially and of record by the stockholder and any beneficial owner;

•	a representation that the stockholder is entitled to vote at the meeting and intends to attend the meeting to present the proposal or director nomination;

•	whether the stockholder intends to conduct a proxy solicitation;

•	a description of any agreement, arrangement or understanding between the stockholder, any beneficial owner, any of their affiliates or other persons acting in concert with them, with respect to the nomination or proposal; and

•	a description of any agreement, arrangement or understanding, including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, entered into as of the notice date by, or on behalf of, the stockholder and any beneficial owner, the effect or intent of which is to mitigate loss, manage risk, benefit from share price changes, or increase or decrease voting power of the stock held by such person.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates available on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Ciena’s directors and officers, and persons who own more than 10% of Ciena’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market. Such persons are required by SEC regulations to furnish Ciena with copies of all Section 16(a) forms that they file.

Based solely on Ciena’s review of the copies of such forms furnished to Ciena and written representations from our executive officers and directors, we believe that, excluding two late form 4 filings by Mr. Rothenstein (each reporting one transaction) and a late form 4 filing by each of Messrs. Frodsham and Moylan (each reporting one transaction), all Section 16(a) filing requirements of our directors and executive officers were met.

ANNUAL REPORT ON FORM 10-K

A copy of Ciena’s annual report to stockholders for fiscal 2010, which includes the annual report on Form 10-K, has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.

Ciena filed its annual report on Form 10-K with the SEC on December 22, 2010. Ciena will mail without charge, upon written request, a copy of its annual report on Form 10-K for fiscal 2010, excluding exhibits. Please send a written request to Investor Relations, Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland, 21090, or access these materials from the “Investors” section of Ciena’s website at www.ciena.com.

HOUSEHOLDING OF PROXY MATERIALS

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials, including the Notice of Internet Availability of Proxy Materials, in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding” and this practice saves Ciena money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

DIRECTIONS TO ANNUAL MEETING

Directions to the Annual Meeting of Stockholders to be held at The Westin Baltimore Washington Airport — BWI, located at 1110 Old Elkridge Landing Road, Linthicum, Maryland are set forth below.

I-495, Washington Beltway

Follow I-495 to Exit 22 (BWI Parkway-295 North), continue approximately 20 miles and exit onto West Nursery Road. Merge right at the West Nursery Road traffic light, follow to the 2nd traffic light and make a right onto Winterson Road. Follow to Old Elkridge Landing Road, turn right and the hotel is on left.

I-695, Baltimore Beltway

Follow I-695 to Exit 7A (BWI Parkway-295 South), continue on 295 South and exit onto West Nursery Road. Turn left onto West Nursery Road, follow to 3rd traffic light and make a right onto Winterson Road. Follow to Old Elkridge Landing Road, turn right and the hotel is on left.

Annapolis/Ocean City/Route 50

Follow Route 50 to Route 97, which will merge into Route 3. Follow Route 3 North towards Baltimore. Follow Route 3 North to I-695 West towards Towson. Follow I-695 to Exit 7A (BWI Parkway-295 South), continue on 295 South and exit onto West Nursery Road. Turn left onto West Nursery Road, follow to 3rd traffic light and make a right onto Winterson Road. Follow to Old Elkridge Landing Road, turn right and the hotel is on the left.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 019S5B 1 U PX + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items Change of Address — Please print new address below. IMPORTANT ANNUAL MEETING INFORMATION A Proposals — The Board of Directors recommends a vote “FOR” Proposal 1, 2, 3 and 4 and of “EVERY THREE YEARS” on Proposal 5 below. 01 — Harvey B. Cash 1. Election of three Class II directors: For Against Abstain For Against Abstain 2. Approval of an increase in the number of shares of our common stock that may be issued upon conversion of our outstanding 4.0% Convertible Senior Notes due 2015. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof. 02 — Judith M. O’Brien For Against Abstain For Against Abstain 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2011. 4. Advisory vote on our executive compensation, as described in these proxy materials. 5. Advisory vote on the frequency of stockholder advisory votes on our executive compensation in the future. 1 Yr 2 Yrs 3 Yrs Abstain 03 — Gary B. Smith For Against Abstain For Against Abstain MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE 1234 5678 9012 345 MMMMMMM 1 0 8 5 0 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._ Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on March 23, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/ciena • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. . 1201 Winterson Road Linthicum, Maryland 21090 Proxy for Annual Meeting of Stockholders to be held March 23, 2011 This Proxy is solicited on behalf of the Board of Directors The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, and appoints Gary B. Smith, James E. Moylan, Jr. and David M. Rothenstein, or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Ciena Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ciena Corporation to be held on Wednesday, March 23, 2011 at 3:00 p.m., or any adjournment thereof. Proxy — CIENA CORPORATION _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.